Exhibit 2.4

EL DORADO RESEARCH VENTURES LIMITED

(indirectly a wholly owned subsidiary of Emulex Corporation)

6 December 2012

Endace Limited

Level 2, Building A

The Millennium Building, Phase 2

600 Great South Road

Ellerslie

Auckland 1051

Fax: 09 582 0361

Attention:	Mike Riley
Chief Executive Officer

TAKEOVER NOTICE UNDER RULE 41 OF THE TAKEOVERS CODE IN RELATION TO THE TAKEOVER OFFER IN RESPECT OF ENDACE LIMITED

El Dorado Research Ventures Limited (Emulex) hereby gives notice pursuant to Rule 41 of the Takeovers Code of its intention to make a full takeover offer for 100% of the fully paid ordinary shares and 100% of the options on issue in Endace Limited (Endace).

Attached is the information specified in Schedule 1 of the Takeovers Code which is required to be contained in, or to accompany, this notice. This includes the signed certificate required under clause 19 of Schedule 1 of the Takeovers Code.

Attached is a copy of the Rule 22 Independent Adviser’s Report prepared by Taylor Duignan Barry required by the Takeovers Code to be prepared and sent to you with the Takeover Notice pursuant to Rule 22(5) of the Takeovers Code.

If Emulex proceeds to make a takeover offer, the offer to Endace shareholders will be made on the same terms and conditions as those contained in or accompanying this notice, except for any modifications permitted or required by the Takeovers Code.

Yours faithfully

EL DORADO RESEARCH VENTURES LIMITED

/s/ James Michael McCluney
James Michael McCluney
Director
Executed at: Wellington, New Zealand

cc:	The Takeovers Panel	cc:	Mike Riley
	Level 3, Solnet House		Chief Executive Officer
	70 The Terrace		Endace Limited
	Wellington 6011		By Email: mike.riley@endace.com
By Email: takeovers.panel@takeovers.govt.nz

INFORMATION REQUIRED BY SCHEDULE 1 OF THE NEW ZEALAND TAKEOVER CODE

The information required by Schedule One to the Takeovers Code (New Zealand), and not stated elsewhere in this Offer, is set out below. Where any information required by Schedule 1 is not applicable, no statement is made regarding that information. The following matters are stated as at the date of this Offer.

1.	Date

This Offer is dated [21] December 2012.

2.	Offeror and its Directors

2.1	The name and address of the offeror is:

El Dorado Research Ventures Limited

c/- Quigg Partners

7th Floor, Bayleys Building

36 Brandon Street

Wellington

New Zealand

2.2	The directors of the offeror as at the date of the Offer are:

(a)	James Michael McCluney

(b)	Michael James Rockenbach

(c)	Randall Glenn Wick

3.	Target Company

The target company is Endace.

4.	Advice Statement

[intentionally uncompleted]

5.	Offer Terms

All the terms and conditions of this Offer are contained or referred to in Part 3 of the Offer Document.

6.	Ownership of Equity Securities of Endace

6.1	The table in the Appendix below sets out the number, designation and percentage of equity securities of any class of Endace held or controlled by:

(a)	Emulex Bidco;

(b)	Any related company of Emulex Bidco;

(c)	Any person acting jointly or in concert with Emulex Bidco;

(d)	Any director of any of the persons described in paragraphs (a) to (c); and

(e)	Any other persons holding or controlling more than 5 per cent. of the class, to the knowledge of Emulex Bidco.

6.2	Except as set out in the Appendix below no person referred to in 6.1(a)-(e) to the best of Emulex Bidco’s knowledge and belief (having made due enquiry) holds or controls any equity securities of Endace.

7.	Trading in Endace

To the best of Emulex Bidco’s information, knowledge and belief, having made due enquiry, none of the persons specified in paragraph 6.1 (a)-(e) above, has acquired or disposed of any equity securities in Endace during the 6-month period before the date of this Offer.

8.	Agreements to Accept Offer

8.1	Emulex Bidco has received irrevocable undertakings to accept the Offer from the following Shareholders:

(a)	Ian David Greenwood Graham and Mary Agnes Lehar-Graham (see Appendix below for their shareholding details);

(b)	Hargreave Hale Limited (on behalf of Marlborough Fund Managers) (see Appendix below for their shareholding details); and

(c)	Herald Investment Trust plc in respect of 660,000 Shares, representing 4.34% of all Shares.

The above Shareholders (“Specified Shareholders”) irrevocably, but conditionally, agreed to accept this Offer in respect of their entire holding of Shares.

Emulex Bidco has also received an irrevocable, but conditional, undertaking to accept the Offer from Michael Desmond Riley, Chief Executive Officer of Endace in respect of 593,953 Options. The undertaking is the same format as that applicable to the Specified Shareholders and as described in paragraph 8.2 below excluding the condition in paragraph 8.2(e).

8.2	The material terms of the irrevocable undertakings are:

(a)	Emulex Bidco, subject to paragraph (b) below, agreeing to make a takeover offer substantially on the terms as outlined in this Offer, by 21 December 2012;

(b)	the Specified Shareholders agree from the date of signing the applicable irrevocable undertaking not to dispose or deal in their Shares otherwise than as contemplated in the irrevocable undertakings;

(c)	the Specified Shareholders agree to accept the Offer once made;

(d)	the obligation to accept the Offer for the Specified Shareholders identified at paragraph 8.1(a) is conditional on the Offer Price being not below the bottom of the valuation range of the Independent Adviser in their report forming part of the Endace target company statement; and

(e)	the obligation to accept the Offer for the Specified Shareholders identified at paragraphs 8.1(b) and (c) is conditional on there being no superior offer (in particular, a cash offer for all the Shares with an offer price at least 10% greater than the Offer) commenced prior to such persons accepting the Offer.

8.3	Emulex Bidco has received separate letters from Mark Rowan and John Scott, both of whom are directors of Endace, which confirm they will use all reasonable efforts to accept or procure the acceptance of the Offer for 323,459 Shares and 131,110 Shares respectively, subject to:

(a)	the condition in 8.2(d) above;

(b)	the Offer being completed before 31 March 2013; and

(c)	no other bona fide offer being received in excess of the Offer Price.

8.4	Emulex Bidco has also received a non-binding letter of intent from Majedie Asset Management Limited, indicating that its current intention is to accept the Offer in respect of 645,478 Shares, representing 4.24% of all Shares held under discretionary management on behalf of clients.

8.5	Other than as disclosed above, no person has agreed conditionally or unconditionally to accept this Offer as at the date of this Offer.

9.	Arrangements to Pay Consideration

9.1	Emulex Bidco confirms that resources will be available to it sufficient to meet the consideration to be provided on full acceptance of this Offer and to pay any debts incurred in connection with this Offer (including the debts arising under Rule 49 of the Takeovers Code (New Zealand)).

9.2	If the consideration is not sent within the period specified in this Offer to any person whose securities are taken up under this Offer, the person may withdraw acceptance of the Offer by notice in writing to Emulex Bidco but only after the expiration of seven days’ written notice to Emulex Bidco of the person’s intention to do so. However, the right to withdraw acceptance of the Offer does not apply if the person receives the consideration during such seven day notice period.

10.	Arrangements Between Emulex Bidco and Endace

10.1	As at the date of this Offer, no agreement or arrangement (whether legally enforceable or not) has been made, or is proposed to be made, between Emulex Bidco or any of its associates and Endace or any related Company of Endace, in connection with, in anticipation of, or in response to, this Offer, other than:

(a)	a Mutual Confidentiality and Exclusivity Agreement dated on or about 17 September 2012 (and amended 5 November 2012) (“NDA”), pursuant to which Endace agreed to disclose information for the purposes of Emulex evaluating the proposal to purchase the Shares and Emulex agreed to not disclose any such information, and which contained various exclusivity commitments; and

(b)	a Letter Agreement as described in paragraphs 10.3-10.8 below

10.2	The exclusivity commitments in the NDA have expired.

10.3	Emulex, Endace and the Independent Endace Directors have entered into a Letter Agreement whereby in consideration for Emulex sending the Notice of Takeover, Endace has agreed not to solicit or initiate an alternative proposal, subject to the Endace Directors being able to comply with legal and fiduciary obligations, including responding to an alternative proposal and engaging with a person making a bona fide alternative proposal.

10.4	The Independent Endace Directors have confirmed that they are supportive of the Offer and that, subject to the Offer Price being within or above the valuation range of the Independent Adviser’s report, they shall recommend to Shareholders that they accept the Offer.

10.5	In the event that a cash offer at a price greater than the Offer Price is made, the Independent Endace Directors have granted Emulex the right to match the higher offer before ceasing to recommend the Offer to Shareholders.

10.6	In the event that a cash offer at a price greater than the Offer Price is made during the Offer Period or within three months after the Closing Date, and that offer is declared unconditional, or if there is a material breach of the terms of the Letter Agreement, Endace has agreed to reimburse Emulex for reasonable costs and expenses incurred by Emulex in connection with this Offer. Any such amount payable may be set off against monies payable by Emulex under Rule 49 of the Takeovers Code (New Zealand), and the amount to be reimbursed by Endace, after the setting off, is agreed to be US$1,000,000.

10.7	Emulex is obliged under the Letter Agreement to use all reasonable endeavours to procure the satisfaction of conditions relating to consent under the Overseas Investment Act and from the Ministry of Business Innovation and Employment (New Zealand) in respect of certain financial grants.

10.8	Pursuant to the Letter Agreement, each of the Independent Endace Directors has agreed to resign from Endace and its related companies within three business days of the consideration under the Offer having been first sent to Shareholders.

11.	Arrangements Between Emulex Bidco and Directors and Officers of Endace

As at the date of this Offer, no agreement, other than as summarised at paragraph 8 above and in the Letter Agreement as summarised in paragraph 10 above, has been made (whether legally enforceable or not), or is proposed to be made, between Emulex Bidco or any of its associates, and any of the directors or senior officers of Endace or of any related company of Endace (including any payments or other benefits proposed to be made or given by way of compensation for loss of office) in connection with, in anticipation of, or in response to, this Offer.

12.	Financial Assistance

No financial assistance (directly or indirectly) has been provided by Endace, or any related company of Endace, for the purpose of, or in connection with, this Offer. It is possible, however, that following the closing of this Offer, financial assistance could be provided in connection with a refinancing of indebtedness incurred by Emulex Bidco in connection with the Offer, but there has been no discussion of that with the Endace board of directors and no decision has been made by any person on behalf of Endace that any such financial assistance could or will be provided.

13.	[Intentionally blank]

14.	Likelihood of Changes in Endace

14.1	If Emulex Bidco becomes entitled to invoke the compulsory acquisition provisions of the Takeovers Code (New Zealand), it intends to compulsorily acquire any outstanding Shares and Options and again if Emulex Bidco becomes entitled it will apply for de-listing of Endace from AIM. In these circumstances any outstanding Options will only be acquired under the compulsory acquisition process if they have not expired. The Options will expire on the date falling 10 days after the date that the Offer goes unconditional, which may (under the Takeovers Code (New Zealand)) occur after the Closing Date.

14.2	If Emulex Bidco does not receive sufficient acceptances under this Offer to enable it to invoke the compulsory acquisition provisions of the Takeovers Code (New Zealand), but nevertheless declares this Offer unconditional, Emulex Bidco will seek appropriate board representation on the Endace board and will participate in decisions relating to Endace and its future.

14.3	Emulex Bidco values the technical expertise and capabilities of Endace, its management and its employees. Accordingly, Emulex Bidco’s intention is:

(a)	to retain and enhance the existing Endace brand and businesses in New Zealand;

(b)	to support and enhance the direction of Endace’s existing business strategy;

(c)	to retain Endace’s office in New Zealand;

(d)	to support the employment policies of Endace and to retain its key personnel consistent with business needs;

(e)	to retain in New Zealand the existing Endace research and development activities, including the promotion of Endace in New Zealand as an International Centre of Excellence for ongoing research and development into Intelligent Network Recording; and

(f)	to retain and respect the organisational culture, history and achievements of Endace.

15.	Pre-emption Clauses in Endace’s Constitution

15.1	As of the date of this Offer document, there is no restriction on the right to transfer any equity securities to which this Offer relates that:

(a)	is contained in the constitution of Endace; and

(b)	has the effect of requiring the holders of those securities to offer the securities for purchase to members of Endace or to any other person before transferring those securities.

16.	Escalation Clauses

16.1	There is no agreement or arrangement (whether legally enforceable or not) to which Emulex Bidco or any of its related entities are parties, under which:

(a)	any existing holder of equity securities in Endace will or may receive in relation to, or as a consequence of, this Offer any additional consideration or other benefit over and above the consideration set out in this Offer; or

(b)	any prior holder of equity securities in Endace will or may receive any consideration or other benefit as a consequence of this Offer.

17.	Classes of Security

The consideration and terms offered for the Shares and the Options have been calculated to be fair and reasonable in compliance with Rule 8(4) of the Takeovers Code (New Zealand) on the basis of the consideration being offered for the Shares, the terms of the Options and the various option pricing. Taylor Duignan Barry has been appointed as an independent adviser for the purposes of verifying that, in its opinion, the consideration and the terms offered for each class of securities are fair and reasonable in relation to the other classes of securities.

A copy of the Taylor Duignan Barry’s full report is contained in Endace’s target company statement accompanying this Offer. This Offer should be read in conjunction with that report and with the report obtained by Endace from the Independent Adviser on the merits of the Offer.

18.	[Intentionally blank]

19.	Certificate

To the best of our knowledge and belief, after making proper enquiry, the information contained in or accompanying the takeover notice is, in all material respects, true and correct and not misleading, whether by omission of any information or otherwise, and includes all the information required to be disclosed by the offeror under the Takeovers Code.

/s/ James Michael McCluney	/s/ Michael James Rockenbach

James Michael McCluney

Chief Executive Officer

Emulex Corporation and Director, El Dorado Research Ventures Limited,

and fulfilling the role of Chief Executive Officer,

El Dorado Research Ventures Limited

Michael James Rockenbach

Executive Vice President & Chief Financial Officer,

Emulex Corporation and Director, El Dorado Research

Ventures Limited, and fulfilling the role of

Chief Financial Officer,

El Dorado Research Ventures Limited

/s/ Randall Glenn Wick
Randall Glenn Wick Senior Vice President & General Counsel, Emulex Corporation Director, El Dorado Research Ventures Limited

APPENDIX

Persons Holding Equity Securities of Endace (paragraph 6.1)1

Name	Designation	Class of equity security or total Options	Number of equity securities held or controlled	Percentage of class or total number of Options[2]
BlackRock Investment Management (UK) Limited	Holder or controller of more than 5% of Endace Shares	Endace Shares	2,261,133	14.86%
Ian David Greenwood Graham and Mary Agnes Lehar-Graham	Holder or controller of more than 5% of Endace Shares (jointly)	Endace Shares	1,133,705	7.45%
Sophrosyne Capital	Holder or controller of more than 5% of Endace Shares	Endace Shares	1,088,500	7.15%
Richardson Trustee Limited	Holder or controller of more than 5% of Endace Shares	Endace Shares	994,739	6.53%
Selwyn Lyall Pellett, Denise Suzanne Wallwork and Frances Deborah Valintine	Holder or controller of more than 5% of Endace Shares (jointly)	Endace Shares	896,982	5.89%
Hargreave Hale Limited (on behalf of Marlborough Fund Managers)	Holder or controller of more than 5% of Endace Shares	Endace Shares	805,000	5.29%
Michael Desmond Riley	Holder or controller of more than 5% of one or more classes of Options	Endace Shares Option Class 3 Option Class 4 Option Class 10 Total Options	1 95,000 55,000 443,953 593,953	0.00 71.61 100 100 33.15	% % % % %
Stuart Wilson	Holder or controller of more than 5% of one or more classes of Options	Option Class 3 Option Class 5 Option Class 20 Total Options	25,000 83,107 40,000 148,107	18.84 100 60.15 8.27	% % % %

Neil Livingston	Holder or controller of more than 5% of one or more classes of Options	Option Class 15 Total Options	100,000 100,000	82.99 5.58	% %
Chris Komatas	Holder or controller of more than 5% of one or more classes of Options	Option Class 18 Option Class 21 Total Options	50,000 50,000 100,000	100 40.72 5.58	% % %
Michael Kelley	Holder or controller of more than 5% of one or more classes of Options	Option Class 9 Option Class 12 Total Options	30,000 20,000 50,000	40.82 14.13 2.79	% % %
Kate Parsons	Holder or controller of more than 5% of one or more classes of Options	Option Class 13 Option Class 19 Option Class 23 Total Options	5,000 5,000 90,000 100,000	29.41 71.43 100 5.58	% % % %
Jeremy Stringer	Holder or controller of more than 5% of Option Class 1	Option Class 1 Option Class 20 Option Class 21 Total Options	516 3,000 2,000 5,516	100 4.51 1.63 0.31	% % % %

[1]	This information has been provided by Endace.
[2]	Rounded to two decimal places where necessary.

Name	Designation	Class of equity security or total Options	Number of equity securities held or controlled	Percentage of class or total number of Options
Neil Hopkins	Holder or controller of more than 5% of Option Class 2	Option Class 2 Total Options	168,852 168,852	100 9.42	% %
David Earl	Holder or controller of more than 5% of Option Class 3	Option Class 3 Option Class 21 Total Options	10,000 5,000 15,000	7.54 4.07 0.84	% % %
Gary Woods	Holder or controller of more than 5% of Option Class 6	Option Class 6 Total Options	6,500 6,500	100 0.36	% %
Amie Stariha	Holder or controller of more than 5% of Option Class 7	Option Class 7 Total Options	5,000 5,000	26.32 0.28	% %
Edward Statham	Holder or controller of more than 5% of Option Class 7	Option Class 7 Total Options	1,000 1,000	5.26 0.06	% %
Glen Carpenter	Holder or controller of more than 5% of Option Class 7	Option Class 7 Option Class 21 Total Options	6,000 1,600 7,600	31.58 1.30 0.42	% % %
Ian Dredge	Holder or controller of more than 5% of Option Class 7	Option Class 7 Total Options	5,000 5,000	26.32 0.28	% %
Kent Gordon	Holder or controller of more than 5% of Option Class 7	Option Class 7 Total Options	1,000 1,000	5.26 0.06	% %
Jeff Brown	Holder or controller of more than 5% of Option Class 8	Option Class 8 Total Options	37,500 37,500	78.13 2.09	% %
Max Allen	Holder or controller of more than 5% of Option Class 8	Option Class 8 Total Options	3,000 3,000	6.25 0.17	% %
Babak Jafari	Holder or controller of more than 5% of Option Class 9	Option Class 9 Total Options	4,000 4,000	5.44 0.22	% %
Gary Gruber	Holder or controller of more than 5% of Option Class 9	Option Class 9 Total Options	10,000 10,000	13.61 0.56	% %
James Barrett	Holder or controller of more than 5% of Option Class 9	Option Class 9 Total Options	5,000 5,000	6.80 0.28	% %
John Attala	Holder or controller of more than 5% of Option Class 9	Option Class 9 Total Options	10,000 10,000	13.61 0.56	% %
John Russell	Holder or controller of more than 5% of each of Option Class 9 and Option Class 13	Option Class 9 Option Class 13 Total Options	7,000 8,000 15,000	9.52 47.06 0.84	% % %
Neil Templeman	Holder or controller of more than 5% of Option Class 9	Option Class 9 Total Options	4,000 4,000	5.44 0.22	% %
Ching-Hua Yang	Holder or controller of more than 5% of Option Class 11	Option Class 11 Total Options	1,000 1,000	11.76 0.06	% %
Steve Baechle	Holder or controller of more than 5% of Option Class 11	Option Class 11 Total Options	7,500 7,500	88.24 0.42	% %

Name	Designation	Class of equity security or total Options	Number of equity securities held or controlled	Percentage of class or total number of Options[2]
Jason Moore	Holder or controller of more than 5% of each of Option Class 12 and Option Class 21	Option Class 12 Option Class 21 Total Options	85,000 10,000 95,000	60.07 8.14 5.30	% % %
Tim Nichols	Holder or controller of more than 5% of each of Option Class 12 and Option Class 15	Option Class 12 Option Class 15 Total Options	30,000 20,000 50,000	21.20 16.60 2.79	% % %
Marjonel Montejo	Holder or controller of more than 5% of Option Class 13	Option Class 13 Total Options	1,000 1,000	5.88 0.06	% %
Andrew Summers	Holder or controller of more than 5% of Option Class 14	Option Class 14 Total Options	4,000 4,000	72.73 0.22	% %
Justin Wang	Holder or controller of more than 5% of Option Class 14	Option Class 14 Total Options	500 500	9.09 0.03	% %
Kevin Slade	Holder or controller of more than 5% of Option Class 14	Option Class 14 Total Options	500 500	9.09 0.03	% %
Suparna Mukherji	Holder or controller of more than 5% of Option Class 14	Option Class 14 Total Options	500 500	9.09 0.03	% %
Christopher Tomlinson	Holder or controller of more than 5% of Option Class 16	Option Class 16 Total Options	5,000 5,000	16.67 0.28	% %
Jeffrey Paine	Holder or controller of more than 5% of Option Class 16	Option Class 16 Total Options	25,000 25,000	83.33 1.40	% %
Tom Jones	Holder or controller of more than 5% of Option Class 17	Option Class 17 Total Options	1,250 1,250	45.45 0.07	% %
Tom Leahy	Holder or controller of more than 5% of Option Class 17	Option Class 17 Option Class 21 Total Options	1,500 3,500 5,000	54.55 2.85 0.28	% % %
Julie Davis	Holder or controller of more than 5% of Option Class 19	Option Class 19 Total Options	2,000 2,000	28.57 0.11	% %
Barry Shaw	Holder or controller of more than 5% of Option Class 20	Option Class 20 Option Class 21 Total Options	4,000 2,000 6,000	6.02 1.63 0.33	% % %
Phil Dean	Holder or controller of more than 5% of Option Class 20	Option Class 20 Option Class 21 Total Options	15,000 1,200 16,200	22.56 0.98 0.90	% % %
Sander Lommertzen	Holder or controller of more than 5% of Option Class 21	Option Class 21 Total Options	10,000 10,000	8.14 0.56	% %
Martha Wu	Holder or controller of more than 5% of Option Class 22	Option Class 22 Total Options	5,000 5,000	5.88 0.28	% %
Robert Atherton	Holder or controller of more than 5% of Option Class 22	Option Class 22 Total Options	40,000 40,000	47.06 2.23	% %

Name	Designation	Class of equity security or total Options	Number of equity securities held or controlled	Percentage of class or total number of Options[2]
Sri Ganeshan Sundralingam	Holder or controller of more than 5% of Option Class 22	Option Class 22 Total Options	40,000 40,000	47.06 2.23	% %
Andrew Weisman	Holder or controller of more than 5% of Option Class 24	Option Class 24 Total Options	2,000 2,000	23.53 0.11	% %
Boanerges Bruno	Holder or controller of more than 5% of Option Class 24	Option Class 24 Total Options	5,000 5,000	58.82 0.28	% %
Chris Bone	Holder or controller of more than 5% of Option Class 24	Option Class 24 Total Options	1,500 1,500	17.65 0.08	% %
Andrew Harsant	Holder or controller of more than 5% of Option Class 25	Option Class 25 Total Options	5,000 5,000	100 0.28	% %

TERMS AND CONDITIONS OF THE OFFER

Part A: Terms and Conditions

Emulex Bidco offers to purchase all Shares and all Options on the terms and conditions contained in this Offer and the accompanying Form of Acceptance (and in respect of Options, the Optionholder Letter).

1.	THIS OFFER

1.1	Emulex Bidco offers to acquire the Shares and Options, including all rights, benefits, and entitlements attached thereto on, after, or by reference to the Notice Date.

1.2	This Offer will remain open for acceptance until 1.00 p.m. (London time) on the Closing Date (which is 2.00 a.m. New Zealand time the next day).

2	CONSIDERATION

2.1	The consideration offered by Emulex Bidco for each Share is 500 pence in cash SUBJECT TO any adjustment in accordance with paragraph 7.1 and/or paragraph 7.4 below.

2.2	The consideration offered by Emulex Bidco for each Option is the Offer Price LESS the relevant exercise price payable by the Optionholder to convert the Option to a Share pursuant to the terms of the Option. Where the Offer Price is equal to or less than the exercise price payable by the Optionholder, the consideration offered for such an Option is zero. These details are set out in the accompanying Optionholder Letter and the Form of Acceptance for Options.

2.3	The consideration payable to each Acceptor in respect of Shares will be paid by cheque sent by ordinary mail or in respect of Depository Interests the crediting of CREST accounts or as otherwise agreed between the Acceptor and Emulex Bidco and, in respect of Options, paid in accordance with the final paragraph of Part D of this document, and in respect of both Shares and Options, payment will be made (in accordance with paragraph 8.1 below) no later than seven days after the later of:

(a)	the date on which that Acceptor’s acceptance is received by Emulex Bidco; and

(b)	the date on which this Offer is declared unconditional.

2.4	If the consideration payable to an Acceptor is not sent to that Acceptor within the period specified in paragraph 2.3 above, that Acceptor may withdraw their acceptance of this Offer by notice in writing to Emulex Bidco, but only:

(a)	after the expiration of seven days’ written notice to Emulex Bidco of that Acceptor’s intention to do so; and

(b)	if that Acceptor has not received the consideration to which they are entitled during the seven day period referred to in paragraph 2.3.

3	ACCEPTANCES

3.1	Acceptance of this Offer by each Acceptor constitutes a contract between that Acceptor and Emulex Bidco on the terms and subject to the conditions of this Offer. Other than in the circumstances set out in paragraph 2.4 above, an Acceptor may not withdraw their acceptance, whether or not there has been any permitted variation of this Offer. Emulex Bidco and every Acceptor shall be released from their obligations under this Offer, and arising from acceptance of this Offer, if this Offer:

(a)	is withdrawn with the consent of the Takeovers Panel (New Zealand); or

(b)	lapses as a result of any Condition in paragraph 5 or paragraph 6 below not being satisfied or waived by the latest date that Emulex Bidco may declare this Offer unconditional.

4	CERTAIN FURTHER TERMS OF THE OFFER

4.1	The Offer is made on 21 December 2012 and is capable of acceptance from and after that date. Unless this Offer is withdrawn in its entirety with the consent of the Takeovers Panel (New Zealand) in accordance with the Takeovers Code (New Zealand) and every person is released from every obligation incurred under the terms of this Offer, or unless this Offer lapses in accordance with its terms, this Offer remains open for acceptance until and including the Closing Date.

4.2	Under the Takeovers Code (New Zealand), the latest date on which Emulex Bidco can declare this Offer unconditional is 30 days after the Closing Date (excluding, for the purposes of this paragraph 4.2, an extension of the Closing Date beyond 1 March 2013 under Rule 24B of the Takeovers Code (New Zealand)). If this Offer is not extended and the Offer Period ends on 29 January 2013, then the latest date under the Takeovers Code (New Zealand) by which Emulex Bidco can declare this Offer unconditional is 1 March 2013. This Offer may be extended by Emulex Bidco to any date up to 20 March 2013 in which case the latest date which Emulex Bidco can declare this Offer unconditional is 19 April 2013. If this Offer is not declared unconditional, or the Conditions to it are not waived by Emulex Bidco (to the extent waivable), by the latest date contemplated by this paragraph 4.2, this Offer will lapse and Emulex Bidco and every Acceptor will be released from their obligations under this Offer (and the contract arising from their acceptance of it). Emulex Bidco shall be under no obligation to waive or treat as satisfied any Condition by a date earlier than the latest date specified in this paragraph 4.2 for the satisfaction thereof notwithstanding that the other Conditions may at such earlier date have been waived or satisfied and that there are, at such earlier date, no circumstances indicating that any such Conditions may not be capable of satisfaction.

4.3	If the Offer lapses for any reason:

(a)	it will not be capable of further acceptance;

(b)	Acceptors and Emulex Bidco will cease to be bound by, (a) in the case of Shares held in certificated form, Forms of Acceptance for Shares submitted; (b) in the case of Depository Interests, Electronic Acceptances inputted and settled, in each case before the time the Offer lapses; and (c) in the case of Options, Forms of Acceptance for Options submitted;

(c)	in respect of Shares held in certificated form, Forms of Acceptance, share certificate(s) and other documents of title will be returned by post within 14 calendar days of the Offer lapsing, at the risk of the Shareholder in question, to the person or agent whose name and address is set out in the relevant box on the Form of Acceptance or, if none is set out, to the first-named holder at his registered address;

(d)	in respect of Depository Interests, the Receiving Agent will immediately after the Offer lapses (or within such longer period as the Takeovers Panel (New Zealand) may permit, not exceeding 14 calendar days of the Offer lapsing) give TFE instructions to Euroclear to transfer all Depository Interests held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the relevant Depository Interest Holders; and

(e)	in respect of Options, Forms of Acceptance, option certificate(s) and other documents of title will be returned by post within 14 calendar days of the Offer lapsing, at the risk of the Endace Optionholder in question, to the person or agent whose name and address is set out in the relevant box on the Form of Acceptance or, if none is set out, to the first-named holder at his registered address.

4.4	This Offer is open for acceptance by any person who holds Shares or Options, whether acquired before, on or after the date of this Offer, upon production of evidence satisfactory to Emulex Bidco of such person’s entitlement to those Shares or Options. A holder of Shares or Options may accept this Offer in respect of all or any of their Shares or Options. Each acceptance must be free of all conditions of acceptance of any nature whatsoever.

4.5	Each Acceptor represents and warrants that:

(a)	it is the sole legal and beneficial owner of the Shares and/or Options in respect of which it accepts this Offer or it is the legal owner and has the necessary capacity and authority to accept the Offer in respect of those Shares and/or Options; and

(b)	that legal and beneficial title to all such Shares and Options will pass to Emulex Bidco free of all liens, charges, mortgages, encumbrances and other adverse interests or claims of any nature whatsoever, but together with all rights, benefits and entitlements attaching to them, including the right to all dividends, bonuses and other payments and distributions of any nature arising on, after, or by reference to, the Notice Date on payment of the consideration pursuant to paragraph 2.

4.6	Acceptance of this Offer constitutes a representation and warranty by the Acceptor to Emulex Bidco that title to their Shares and/or Options to which the acceptance relates will pass to Emulex Bidco on the basis described in paragraph 4.5 above and that the Acceptor has full power, capacity and authority to sell and transfer all their Shares and Options.

5	MINIMUM ACCEPTANCE CONDITION

5.1	This Offer, and any contract arising from acceptance of it, are conditional upon Emulex Bidco receiving acceptances by no later than the Closing Date in respect of that number of Shares that would, upon this Offer being declared unconditional and the relevant Shares being transferred to Emulex Bidco, result in Emulex Bidco, holding or controlling 90 per cent. more of the voting rights in Endace PROVIDED THAT Emulex Bidco may waive this condition where the minimum acceptances received confer more than 50 per cent. of the voting rights in Endace as prescribed by Rule 23(1) of the Takeovers Code (New Zealand).

6	FURTHER CONDITIONS OF THIS OFFER

6.1	This Offer and any contract arising from acceptance of it is conditional on Emulex Bidco obtaining all consents required under the Overseas Investment Act 2005 and Overseas Investment Regulations 2005 for the acquisition by Emulex Bidco of up to and including 100 per cent. of the Shares and Options in accordance with the Offer on terms which are usual for the granting of such consents.

6.2	This Offer, and any contract arising from acceptance of it, are subject to the conditions that, except as otherwise agreed in writing by Emulex Bidco, during the period from the Effective Date until the date on which the conditions in paragraph 5 and 6.1 are satisfied or waived:

(a)	no dividends, bonuses or other payments or distributions (including, without limitation, any share buybacks) of any nature have been or will be declared, paid, or made, upon or in respect of, any of the Shares.

(b)	no further shares, convertible securities, other securities of any nature (including options, rights or interests in any ordinary shares) of the Endace Group have been or will be by any member of the Endace Group issued, agreed to be issued or made the subject of any option or right to subscribe (excluding the exercise of employee share options, on issue as at the Effective Date which may have been converted to Shares post the Effective Date);

(c)	there has been and will be no alteration of the rights, benefits, entitlements and restrictions attaching to any of the Shares, or any other securities on issue by any member of the Endace Group other than securities held by one member of the Endace Group in another wholly owned member of the Endace Group;

(d)	no action, claim, litigation or other form of proceedings that, as at the Effective Date, was not publicly notified, or, as at the Notice Date, the possibility or existence of which was not fully and fairly disclosed to Emulex Bidco in writing by Endace Group, are notified or commenced against or by, any member of Endace Group and, in each case, such action, claim, litigation or other form of proceeding is material or could reasonably be expected to be material to the Endace Group, taken as a whole;

(e)	no government, quasi-governmental, statutory, regulatory, or administrative, authority (including any national anti-trust, merger control) or any Court, or other person or body whatsoever has decided to take, institute, or threaten in writing, any action, proceeding, suit, investigation, or made, proposed or enacted any statute, regulation, order, decision or otherwise which would or might reasonably be expected to, make the Offer or its implementation void, unenforceable, or prohibited, directly or indirectly materially restrain, restrict, prohibit, delay or otherwise materially interfere with the Offer or its implementation;

(f)	the businesses of each member of the Endace Group are carried on in the normal and ordinary course, including without limitation:

(i)	no unusual or abnormal payments, commitments or liabilities (including contingent liabilities) which are material or could reasonably be expected to be material to the Endace Group, taken as a whole, are made or incurred (or agreed to be made or incurred) by any of those entities;

(ii)	other than the completion of transactions that have prior to the Notice Date been disclosed in public announcements or public disclosures by Endace or transactions fully and fairly disclosed to Emulex Bidco in writing by Endace prior to the Notice Date, no member of the Endace Group disposes of, purchases, transfers, leases, licences, charges, mortgages, grants a lien or other encumbrance over, grants an option or legal or equitable interest in respect of, or otherwise deals with a legal or equitable interest in a material asset, business, operation, property or subsidiary (or agrees, including agreeing to materially vary any agreement, to do any of these things or makes an announcement in respect of any of them), that is or could reasonably be expected to be material to the Endace Group, taken as a whole;

(iii)	other than expenditure or divestment fully and fairly disclosed to Emulex Bidco in writing by Endace prior to the Notice Date, no member of the Endace Group (separately or together) undertakes or commits to any capital expenditure or divestment (other than of trading stock in the ordinary course of business) over NZ$500,000.00 (in aggregate) that, as at the Effective Date, had not been approved by the Board of Directors of Endace or committed to by that member of the Endace Group;

(iv)	no onerous, long term or material contracts, commitments or arrangements, or any major transactions (as defined in section 129(2) of the Companies Act 1993), are entered into, or, materially varied, by any member of the Endace Group that are or could reasonably be expected to be material to the Endace Group, taken as a whole;

(v)	no variation is made in respect of the normal course of treatment of receivables (e.g. no acceleration of the collection of the same) or payables (e.g. no slowing down in the payment of the same).

(g)	there is no alteration to the constitutional documents of any member of the Endace Group or to any trust deed (or similar document) under which any securities have been issued by any member of the Endace Group, other than amendments that are of a formal or technical, and not substantive nature;

(h)	no assets of any member of the Endace Group and no shares, or other securities or interests held, controlled or owned by any member of the Endace Group, in any company or other entity or any other unincorporated body (which assets, shares, or other securities or interests are or could reasonably be expected to be material to the Endace Group taken as a whole) are, or will be, subject to any option, forfeiture, transfer of any right of pre-emption, in the event of any member of the Endace Group becoming a subsidiary or under the control of any company;

(i)	no member of the Endace Group has waived, compromised or settled any claim which is material in context of the Endace Group taken as a whole;

(j)	no member of the Endace Group is or has been engaged in any activity, practice or conduct which would constitute an offence under the applicable anti-corruption or anti-bribery legislation (including the Foreign Corrupt Practices Act 1977 (U.S.) Bribery Act 2010 (UK) and Secret Commissions Act 1910 (NZ));

(k)	other than changes fully and fairly disclosed to Emulex Bidco in writing by Endace prior to the Notice Date, there is no change to (including the introduction of), the remuneration, or to any of the terms of employment or engagement (including any retirement benefits or allowances whatsoever), of any director, officer, employee or consultant of any member of the Endace Group except for changes made in the ordinary course of business consistent with past practices and there is no agreement to make any of those changes;

(l)	no liquidator, receiver, receiver and manager, statutory manager or similar official is appointed in respect of any member of the Endace Group or any of their respective assets, other than in respect of a wholly owned subsidiary of Endace which is not trading and has no assets or liabilities other than inter-company receivables or payables with another wholly owned subsidiary of Endace;

(m)	there not having occurred any events (including without limitation any natural disaster, accident, regulation, change of law, or act of terrorism), or circumstances which, when aggregated with all other events, changes, or circumstances or that have occurred, mean that the overall impact of all such aggregated events, changes, circumstances or conditions taken as a whole is, or could reasonably be expected to be, material to the Endace Group, taken as a whole;

(n)	no resolution is passed for any amalgamation or (other than in respect of a wholly owned subsidiary of Endace which is not trading and has no assets or liabilities, other than inter-company receivables or payables with a wholly owned subsidiary of Endace) liquidation of any member of the Endace Group, and none of them is involved in any merger, share buyback or scheme of arrangement;

(o)	no member of the Endace Group terminates, varies (in any material respect) or waives any breach or non-performance (in any material respect) of, any existing licensing, or similar agreement, or enters into any licensing, or similar agreement the value of which is material to the Endace Group, taken as a whole, except as fully and fairly disclosed in writing to Emulex Bidco by Endace prior to the Notice Date;

(p)	except for any obligation fully and fairly disclosed to Emulex Bidco in writing by Endace prior to the Notice Date, no member of Endace Group is, or will be, under any obligation to make any material payment or provide any material consideration to any of its employees, directors or contractors in the event of any member of the Endace Group becoming a subsidiary or under the control of any other company;

(q)	there is no person exercising or purporting to exercise or stating an intention to exercise any rights under any provision of any agreement or other instrument to which any member of the Endace Group is a party, or by or to which any member of the Endace Group or any of their assets may be bound or be subject, which results, or could result to an extent which is material in the context of the Endace Group taken as a whole, in:

(i)	any such agreement or other such instrument being terminated or modified or any action being taken or arising thereunder; or

(ii)	the interest of any member of the Endace Group in any firm, joint venture, trust corporation or other entity for any arrangements relating to such interest) being terminated or modified;

(r)	there not being any challenge to the validity or unencumbered ownership of any of the software, copyright, trademarks or other intellectual property purportedly owned by Endace and material to the conduct of its business except as fully and fairly disclosed in writing to Emulex Bidco by Endace prior to the Notice Date;

(s)	no information (including any assumption on which any such information is based) provided by or on behalf of Endace to Emulex Bidco under the terms of the mutual confidentiality and exclusivity agreement dated 17 September 2012, amended by Addendum dated 5 November 2012, the accuracy of which would reasonably be expected to be material to its financial position, trading operations or assets or liabilities or prospects, is incorrect in any material respect;

(t)	confirmation in writing has been received that the existing financial facilities available to Endace from its bank will continue on their present terms;

(u)	consent received from Altera Corporation on terms that are reasonable in respect of their software licence agreement with Endace in relation to the change of control of Endace;

(v)	confirmation by the Chief Financial Officer or Chief Executive Officer of Endace that as at the Notice Date the number of employee share options on issue was 1,791,644 (representing the right to convert to 1,792,676 Shares), together with 100,000 phantom options;

(w)	receipt of (i) consents to assignment and waiver of applicable claw-back terms shall have been obtained from the Ministry of Business Innovation and Employment (the Science and Innovation Group) concerning both: (a) the Technology Development Grant issued by Ministry of Science and Innovation on 9 February 2011 for a three year term commencing 1 October 2010 and ending 30 September 2013 and (b) the Technology for Business Growth Grant, issued by the Foundation for Research, Science, and Technology initially for a 20 month term from 22 June 2010 ending 21 February 2012, but extended by variation letter to 21 February 2013, made to Endace and (ii) confirmation from the Ministry of Business, Innovation and Employment (the Science and Innovation Group) that Endace, when owned by Emulex Bidco, remains eligible to receive additional grants from the government of New Zealand after the Closing Date in amounts and on terms similar to those received by Endace prior to the Closing Date;

(x)	a certificate by the Chief Financial Officer or Chief Executive Officer of Endace is provided to Emulex Bidco that confirms, as at the date being seven days after the Closing Date, that:

(i)	as at 31 December 2012:

(A)	the Endace Group taken as a whole had no Debt (hereinafter defined);

(B)	the Endace Group taken as a whole had net cash of at least US$3,500,000 in its bank account;

(ii)	as at the Closing Date:

(A)	the Endace Group taken as a whole had no Debt (hereinafter defined);

(B)	there had been no material variations to the contingent liabilities of the Endace Group from those as at 31 October 2012 as disclosed to the Offeror;

In respect of the meaning of Debt when used above it is defined to mean any debt or liabilities owed to third parties including in particular Endace’s bank but excludes trade liabilities owed to suppliers / customers in the ordinary course of the business of Endace.

(y)	a certificate by the Chief Financial Officer or Chief Executive Officer of Endace is provided to Emulex Bidco that, as at the date being seven days after the Closing Date, confirms that (i) the incentive or compensation payments payable by Endace that arise under contractual arrangements as a result of the successful completion of this Offer are not of an amount that is more than £50,000 in aggregate (for the avoidance of doubt excluding any payments due to financial advisers); and (ii) the maximum liability in respect of reimbursement of costs pursuant to Rule 49(2) of the Takeovers Code (New Zealand) will not exceed NZ$500,000;

(z)	excluding Endace’s present Hamilton and Sydney premises, no lease or agreement to lease any property or premises has been entered into by any member of the Endace Group;

(aa)	a certificate by the Chief Financial Officer or Chief Executive Officer of Endace is provided to Emulex Bidco confirming that these conditions have been satisfied in all material respects to the best of their knowledge and belief provided that the materiality requirement shall not be applicable where the relevant condition already has a materiality qualification;

(bb)	Endace has confirmed in writing to Emulex Bidco that it has put in place a programme to implement the recommendations of the Protecode report and such implementation is progressing in accordance with the described timetable.

6.3	The following actions by any member of the Endace Group shall be deemed to be material to the Endace Group taken as a whole and not to be normal or in the ordinary course for the purposes of paragraph 6.2;

(a)	the making of (or agreeing to make) unusual or abnormal payments, or the incurring of (or agreeing to incur) unusual or abnormal commitments or liabilities (including contingent liabilities) except pursuant to a transaction between Endace and wholly owned subsidiaries or between wholly owned subsidiaries (“Intra-Group Transactions”);

(b)	the making of any unusual payment of income tax, including taxation in advance;

(c)	the disposal of, purchase of, transfer of, lease of, charge of, mortgage of, granting of a lien or other encumbrance over, granting of an option or legal or equitable interest in respect of, or otherwise the dealing with a legal or equitable interest in, a material asset, business, operation, property or subsidiary (or agreeing, including by agreeing to materially vary any agreement, to do any of these things), other than the completion of transactions the entering of which have, at the Notice Date, been publicly disclosed by Endace other than pursuant to an Intra-Group Transaction;

(d)	the undertaking of or committing to any capital expenditure or divestment (other than in the ordinary course of business (and other than pursuant to an Intra-Group Transaction)) over NZ$200,000 (in aggregate);

(e)	the entry into, or material variation of, onerous, long-term (except in the normal and ordinary course of business) or material contracts, commitments or arrangements, or any major transactions (as defined in section 129(2) of the Companies Act 1993); or

(f)	the making of an announcement to do any of the actions set out in paragraphs 6.3(a) to 6.3(e) above.

6.4	The conditions in paragraphs 5, 6.1 and 6.2 above are for the sole benefit of Emulex Bidco and, accordingly, each such conditions may only be waived by Emulex Bidco in its sole discretion.

6.5	Each condition set out in paragraphs 5, 6.1 and 6.2 above is a separate condition subsequent, and acceptance of the Offer by each Acceptor shall constitute a contract between that Shareholder and Emulex Bidco subject to those conditions. The Offer will only proceed if all conditions in paragraphs 5, 6.1 and 6.2 above are satisfied or waived (to the extent possible).

7	CHANGE IN CIRCUMSTANCES

7.1	If, on or after the Notice Date, Endace declares, makes, or pays any dividend or any distribution of any nature whatsoever and either the condition in paragraph 6.2(a) above is waived by Emulex Bidco or this Offer is or becomes unconditional, then, at the election of Emulex Bidco (and subject to the terms of any such waiver), either:

(a)	each person to whom the Offer Price is paid in respect of a Share will be bound to pay to Emulex Bidco on demand in respect of each Share which they were paid the Offer Price an amount equivalent to such dividend or the value of such other distribution (in each case inclusive of withholding taxes deducted, if applicable); or

(b)	the price payable under the Offer in respect of a Share shall be reduced by an amount equivalent to such dividend, payment or the value of such other distribution.

7.2	If, on or after the Notice Date, Endace has authorised, declared, or made any issue of shares, convertible securities or other securities of any nature (including options, rights or interests in its ordinary shares), by way of bonus issue and either the condition in paragraph 6.2(b) above is waived by Emulex Bidco or this Offer is or becomes unconditional, then Acceptors will, subject to the terms of any such waiver, be bound to transfer, in respect of those Shares and/or Options for which they have accepted this Offer, any such shares, convertible securities, other securities or options, rights and interests to Emulex Bidco, without any additional consideration.

7.3	If, on or after the Notice Date, Endace has made or makes any issue of ordinary shares to any person and either the condition in paragraph 6.2(b) above is waived by Emulex Bidco or this Offer is or becomes unconditional, then this Offer will be deemed to be extended to and include such ordinary shares and the consideration payable for them will be as provided in paragraph 2 above.

7.4	If, on or after the Notice Date, all or any of the Shares or Options are subdivided or consolidated by Endace then:

(a)	this Offer will be interpreted to take into account that subdivision or consolidation and will be deemed to be for the Shares and Options resulting from that subdivision or consolidation;

(b)	the consideration per Share and/or Option offered under this Offer will be increased or reduced, as the case may require, in proportion to that subdivision or consolidation; and

(c)	Acceptors will be bound to transfer those subdivided or consolidated Shares and/or Options to Emulex Bidco on the basis of the consideration so increased or reduced.

8	METHOD OF SETTLEMENT

8.1	If this Offer becomes or is declared unconditional and is validly accepted, settlement of the consideration to which any Acceptor (or the first named shareholder in the case of joint holders) is entitled to under the Offer will be effected by the date specified in paragraph 2.3 above in the following manner (unless otherwise agreed between the Acceptor and Emulex Bidco):

(a)	where an acceptance relates to Shares in certificated form, settlement of any cash due will be despatched to Acceptors or their appointed agents. All such cash payments will be made in pounds sterling by cheque drawn on a branch of a United Kingdom clearing bank;

(b)	where an acceptance relates to Depository Interests, the cash consideration to which the Acceptor is entitled will be paid by means of CREST payment in favour of the Acceptor’s payment bank in respect of the cash consideration due, in accordance with CREST payment arrangements, provided that Emulex Bidco reserves the right to settle all or any part of the consideration referred to in this subparagraph for all or any Acceptors in the manner referred to in subparagraph 8.1(a) above, if, for any reason, it wishes to do so;

(c)	where an acceptance relates to Options, Endace, as agent for Emulex Bidco, has agreed to facilitate payment under the Offer to Optionholders through usual payroll processes for Optionholders that are existing employees where practicable and otherwise by cheque or electronic transfer to a nominated bank account. Optionholders will be paid in the currency selected on the Form of Acceptance for Options, net of taxes required to be withheld under applicable law. If no currency is selected, Optionholders will be paid in the currency in which they are paid as an employee of Endace and otherwise in British pounds.

8.2	If this Offer does not become unconditional, this Offer will lapse and Emulex Bidco and every Acceptor will be released from their obligations under this Offer and the contract arising from acceptance of it.

9	NOTICES

9.1	Notices given to Endace and the Takeovers Panel (New Zealand):

(a)	declaring this Offer unconditional; or

(b)	advising that this Offer is withdrawn in accordance with the Takeovers Code (New Zealand); or

(c)	advising that this Offer has lapsed in accordance with its terms or the Takeovers Code (New Zealand),

will, in each case, be deemed to be notice to all offerees when so given.

9.2	Notice of any variation of this Offer will be sent to Endace, the Takeovers Panel (New Zealand) and, where required by the Takeovers Code (New Zealand), to each offeree under this Offer.

10	REVISED OFFER

This Offer may be varied by Emulex Bidco in accordance with Rule 27 of the Takeovers Code (New Zealand).

11	OVERSEAS SHAREHOLDERS

The making of the Offer in, or to Shareholders or Optionholders resident in, or citizens or nationals of, jurisdictions outside the UK and New Zealand, or to persons who are custodians, nominees or trustees for citizens or nationals or residents or jurisdictions outside the UK and New Zealand (“overseas persons”) may be prohibited or affected by the laws of the relevant overseas jurisdiction. Such overseas persons should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such overseas person wishing to accept the Offer to satisfy himself/herself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or duties due in that jurisdiction. Any such overseas person will be responsible for any such issue, transfer or other taxes or duties by whomsoever payable and Emulex Bidco (and any person acting on behalf of either of them) shall be fully indemnified and held harmless by such overseas person for any such issue, transfer or other taxes or duties or other requisite payments as Emulex Bidco may be required to pay.

12	GENERAL

12.1

(a)	Settlement of the consideration to which any Shareholder or Optionholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Emulex Bidco may otherwise be, or claim to be, entitled as against such Shareholder or Optionholder provided that any taxes required to be withheld under applicable law shall be deducted from payment to Optionholders. All cash payments to Shareholders (other than payments made by means of CREST) will be made by cheque drawn on a branch of a UK clearing bank. Where Shareholders hold Depository Interests, payments will be made by means of CREST.

(b)	Settlement of the consideration to which any Shareholder or Optionholder is entitled will be effected not later than seven days after the date on which the Offer becomes or is declared unconditional in all respects or within seven days of the date of receipt of a valid and complete acceptance, whichever is the later.

12.2	If all of the Conditions are either satisfied or, to the extent permitted, waived and sufficient Shares are acquired, whether pursuant to acceptances of the Offer or otherwise, and the compulsory acquisition provisions of the Takeovers Code (New Zealand) are duly satisfied, Emulex Bidco intends to apply the provisions of the Takeovers Code (New Zealand) to acquire compulsorily any outstanding Shares and Options to which the Offer relates. In these circumstances any outstanding Options will only be acquired under the compulsory acquisition process if they have not expired. The Options will expire on the date falling 10 days after the date that the Offer goes unconditional, which may (under the takeovers Code (New Zealand)) occur after the Closing Date.

12.3	Emulex Bidco intends, after the Offer becomes or is declared unconditional, to procure that Endace applies to the London Stock Exchange for the admission of Endace’s Shares to trading on AIM to be cancelled. Not less than 20 business days’ notice of cancellation will be given, commencing either on the date Emulex Bidco acquires or agrees to acquire 75 per cent. of the voting rights attaching to the issued ordinary share capital of Endace or on the first date of the issue of compulsory acquisition notices under the Takeovers Code (New Zealand).

12.4	The Offer is made in respect of all Shares and Options unconditionally allotted or issued and fully paid on the date of the Offer (excluding any treasury shares except to the extent those cease to be held as treasury shares before such date as Emulex Bidco may determine) and any further Shares and Options unconditionally allotted or issued and fully paid (including pursuant to the exercise of options under the Endace Share Option Scheme) prior to the date on which the Offer closes.

12.5	Shares and Options will be acquired by Emulex Bidco pursuant to the Offer fully paid with full title guarantee and free from all liens, charges, equities, encumbrances, options, rights of pre-emption and other third party rights and interests of any nature whatsoever and together with all rights attaching or accruing to them as at the Notice Date, or subsequently attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the Notice Date.

12.6	The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance for Shares constitute part of the terms of the Offer. Words and expressions defined in this document shall have the same meanings when used in each Form of Acceptance, unless the context otherwise requires. The provisions of Parts A and B of this Part 3 shall be deemed to be incorporated in and form part of the Form of Acceptance for Shares.

12.7	References in paragraph 11 of Part A of this Part 3 to a Shareholder will include references to the person or persons executing a Form of Acceptance for Shares and, in the event of more than one person executing a Form of Acceptance for Shares, such paragraphs will apply to them jointly and severally.

12.8	Any omission or failure to despatch this document, the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person.

12.9	Subject to the Takeovers Code (New Zealand) Emulex Bidco reserves the right to treat acceptances of the Offer as valid if not entirely in order or not accompanied by the relevant share certificate(s), option certificate(s) and/or other relevant document(s) of title or the relevant TTE instruction or if received by or on behalf of either of them at any place or places or in a manner or form determined by them otherwise than as set out in this document or the Form of Acceptance.

12.10	No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, communication, notice, share certificate(s) and/or other document(s) of title will be given. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Shareholders or Optionholders (or their designated agent(s)) or as otherwise directed will be delivered by or sent to or from such Shareholders or Optionholders (or their designated agent(s)) at their risk.

12.11	All powers of appointments of agents and authorities conferred by or referred to in this Part 3 or in the Form of Acceptance are given by way of security for the performance of the obligations of the Shareholder or Optionholder concerned and are irrevocable.

12.12	The Offer is being made by means of this document and (in respect of Shares in certificated form) the accompanying Form of Acceptance. The Offer extends to persons to whom the Offer is made or should be made but to whom this document, the Form of Acceptance or any related document may not have been despatched. Forms of Acceptance for Shares are available from the Receiving Agent, at the address referred to in paragraph 14.1.2 of Part 2 of this document. Copies of this document may be collected from the Receiving Agent, at such address.

12.13	The Offer and each Form of Acceptance, Electronic Acceptance and all acceptances in respect thereof and any contract arising therefrom shall be governed by and construed in accordance with the laws of New Zealand. Execution by or on behalf of a Shareholder of a Form of Acceptance, or the making of an Electronic Acceptance by or on behalf of a Shareholder or Optionholder, constitutes his/her irrevocable submission, in relation to all matters arising out of or in connection with the Offer and the Form of Acceptance, to the non-exclusive jurisdiction of the Courts of New Zealand and his/her agreement that nothing shall limit the right of Emulex Bidco to bring any action, suit or proceeding arising out of or in connection with the Offer, the Form of Acceptance or the Electronic Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

12.14	All references in this Part 3 to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

12.15	Any references in this Part 3 to the return or despatch of documents by post shall extend to the return or despatch by such other method as the Takeovers Panel (New Zealand) may approve.

12.16	Neither Emulex Bidco, nor any other member of Emulex Group nor any agent or director of any member of Emulex Group, nor any person acting on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer or otherwise in connection therewith.

12.17	In relation to any Electronic Acceptance, Emulex Bidco reserves the right to make such alterations additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST, or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the Takeovers Code (New Zealand) or are otherwise made with the consent of the Takeovers Panel (New Zealand).

12.18	For the purposes of this document, the time of receipt of a TTE instruction, an ESA instruction or an Electronic Acceptance shall be the time at which the relevant instruction settles in CREST.

13	FURTHER INFORMATION AND MISCELLANEOUS

13.1	Further information relating to this Offer, as required by Schedule 1 to the Takeovers Code (New Zealand), is set out in Part 6 of this Offer and forms part of this Offer document.

13.2	If there is an inconsistency between the terms and conditions of this Offer and the provisions of the Takeovers Act 1993 or the Takeovers Code (New Zealand), the provisions of the Takeovers Act 1993 or the Takeovers Code (New Zealand) (as the case may be) will prevail.

Part B: Form of Acceptance for Shares in Certificated Form

For the purposes of Part B of this Part 3 and the Form of Acceptance for Shares, the phrase “Shares in certificated form comprised in the acceptance” shall mean the number of Shares inserted in Box 1 of the Form of Acceptance for Shares or, if no number is inserted (or a number greater than the relevant Shareholder’s holding of Shares in certificated form), the greater of:

(i)	the relevant Shareholder’s entire holding of Shares in certificated form as disclosed by details of the register of members made available to the Receiving Agent prior to the time the relevant Form of Acceptance for Shares is processed by them;

(ii)	the relevant Shareholder’s entire holding of Shares in certificated form as disclosed by details of the register of members made available to the Receiving Agent prior to the latest time for receipt of Form(s) of Acceptance for Shares which can be taken into account in determining whether the Offer is unconditional; and

(iii)	the number of Shares in certificated form in respect of which share certificates or documents of title or an indemnity in lieu thereof satisfactory to Emulex Bidco is received.

Without prejudice to the terms of the Form of Acceptance and the provisions of Part A of this Part 3, each Shareholder by whom, or on whose behalf, a Form of Acceptance for Shares is executed and lodged with the Receiving Agent, irrevocably undertakes, represents, warrants and agrees to and with Emulex Bidco and the Receiving Agent (so as to bind him, his personal or legal representatives, heirs, successors and assigns) to the following effect that:

1

1.1	the execution of the Form of Acceptance whether or not any Boxes are completed and whether or not the Form of Acceptance is validly executed as a deed shall constitute:

(a)	an acceptance of the Offer in respect of the number of Shares in certificated form inserted or deemed to be inserted in Box 1 of the relevant Form of Acceptance; and

(b)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required to enable Emulex Bidco to obtain the full benefit of Part B of this Part 3 and/or to perfect any of the authorities expressed to be given under this document and the relevant Form of Acceptance and otherwise in connection with his acceptance of the Offer;

in each case on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that each such acceptance and undertaking shall be irrevocable. If no Boxes are completed, or the total number of Shares inserted in Box 1 is greater than the number of Shares in certificated form comprised in the acceptance or the acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed, it will be deemed to be an acceptance of the Offer in respect of the total number of Shares in certificated form registered in the Shareholder’s name;

1.2	in relation to Shares in certificated form, the execution of the Form of Acceptance for Shares and its delivery to the Receiving Agent constitutes (subject to the Offer becoming unconditional) the irrevocable and separate appointment of each of Emulex Bidco and any directors of, or any person authorised by, any of them, as his agent and/or attorney with an irrevocable instruction and authorisation to such agent and/or attorney to:

(a)	complete and execute all or any form(s) of transfer, renunciation and/or other documents at the discretion of such agent and/or attorney in relation to the Shares comprised in the acceptance in favour of Emulex Bidco or such other persons as Emulex Bidco or its agents may direct;

(b)	deliver any form(s) of transfer, renunciation and/or other document(s) at the discretion of such agent and/or attorney together with any share certificate or other document(s) of title for registration relating to such Shares within six months of the Offer becoming unconditional in all respects; and

(c)	execute all such documents and do all such acts and things as may, in the opinion of such agent and/or attorney, be necessary or expedient for the purposes of, or in connection with the acceptance of the Offer and to vest in Emulex Bidco (or its nominees) the full legal title and beneficial ownership of the Shares in certificated form comprised in the acceptance;

1.3	in relation to Shares in certificated form, the execution of the Form of Acceptance and its delivery to the Receiving Agent in the case of Shares in certified form constitutes (subject to the Offer becoming unconditional in accordance with its terms) an irrevocable instruction and authorisation to Endace or its agents to procure the registration of the transfer of the Shares in certificated form comprised in the acceptance and the delivery of the share certificate(s) and other document(s) of title in respect of the Shares to Emulex Bidco or as it may direct;

1.4	the execution of the Form of Acceptance for Shares constitutes the giving of authority to each of Emulex Bidco and the Receiving Agent and their respective director(s), partners and agents within the terms set out in Part A and this Part B of this Part 3;

1.5	subject to the Offer becoming or being declared unconditional (or if the Offer would become unconditional or lapse on the outcome of the resolution in question) or if the Takeovers Panel (New Zealand) otherwise gives its consent in respect of Shares in respect of which the Offer has been accepted or deemed to be accepted, and pending registration in the name of Emulex Bidco or as it may direct:

(a)	Emulex Bidco or its agents shall be authorised to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Endace) attaching to the Shares;

(b)	the execution of a Form of Acceptance for Shares by a Shareholder shall constitute with regard to such Shares in certificated form comprised in the acceptance:

(i)	an authority to Endace or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Endace to Emulex Bidco at its registered office;

(ii)	an irrevocable authority to each of Emulex Bidco and the Receiving Agent and any directors of, or any person authorised by, any of them, to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Shares held by him in certificated form held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by Emulex Bidco to attend general and separate class meetings of Endace and attending any such meeting and exercising the votes attaching to the Shares comprised or deemed to be comprised in such acceptance on his behalf, where relevant such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

(iii)	the agreement of such Shareholder not to exercise any such rights without the consent of Emulex Bidco and the irrevocable undertaking not to appoint a proxy for or to attend such general or separate class meeting of Endace;

1.6	he/she will deliver to the Receiving Agent, or procure the delivery to the Receiving Agent, of his certificate(s) or other document(s) of title in respect of those Shares in certificated form comprised in the acceptance and not validly withdrawn by him or an indemnity acceptable to Emulex Bidco, as soon as possible, and in any event within three months of the Offer becoming unconditional in all respects;

1.7	he/she will ratify each and every act or thing which may be lawfully done or effected by Emulex Bidco or the Receiving Agent or any of their respective directors or agents, or by Endace or its agents, as the case may be, in the exercise of any of the powers and/or authorities under this document and to indemnify each such person against any losses arising therefrom other than losses arising as a result of the negligence or wilful default of such person;

1.8	if any provision of Part A or this Part B of this Part 3 shall be unenforceable or invalid or shall not operate so as to afford Emulex Bidco or the Receiving Agent or any of their respective directors, agents or persons authorised by them, or Endace or any of its agents, the benefit of the authority expressed to be given therein, he/she will, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to those persons to secure the full benefit of Part A or this Part B of this Part 3;

1.9	that he/she is the sole legal and beneficial owner of the Shares held in certificated form in respect of which the Offer is accepted or deemed to be accepted or he/she is the legal owner of such Shares and he/she has the necessary capacity and authority to execute the Form of Acceptance;

1.10	he/she is irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the Shares comprised or deemed to be comprised in such acceptance and that such shares are sold fully paid with full title guarantee and free from all liens, charges, equities, encumbrances, options, rights of pre-emption and other third party rights and interests of any nature whatsoever and together with all rights attaching or accruing to them as at the Notice Date, or subsequently attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after that date;

1.11	the terms and conditions of the Offer shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;

1.12	the Form of Acceptance shall be deemed to be delivered on the date of its execution and shall take effect as a deed on such date;

1.13	the ejusdem generis principle of construction shall not apply to the terms and conditions of the Offer and/or the Form of Acceptance. Accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

1.14	the execution of the Form of Acceptance constitutes his agreement to the terms of paragraph 12.13 of Part A of this Part 3.

A reference in this Part B of this Part 3 to a Shareholder includes a reference to the person or persons executing the Form of Acceptance and in the event of more than one person executing a Form of Acceptance the provisions of this Part B of this Part 3 will apply to them jointly and to each of them.

Part C: Electronic Acceptance

For the purpose of this Part C of this Part 3, the phrase “Depository Interests comprised in the acceptance” shall mean the number of Shares which are transferred by the relevant Shareholder by Electronic Acceptance to an escrow account by means of a TTE instruction.

Without prejudice to the provisions of Part A of this Part 3, each Depository Interest Holder by whom, or on whose behalf, an Electronic Acceptance is made, irrevocably undertakes, represents, warrants and agrees to and with Emulex Bidco and the Receiving Agent (so as to bind him, his personal or legal representatives, heirs, successors and assigns) to the following effect that:

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1.1	the Electronic Acceptance shall constitute:

(a)	an acceptance of the Offer in respect of the number of Depository Interests to which the TTE instruction relates; and

(b)	an undertaking to execute any documents, take any further action and give any further assurances which may be required to enable Emulex Bidco to obtain the full benefit of this Part C of this Part 3 and/or to perfect any of the authorities expressed to be given under this document and otherwise in connection with his acceptance of the Offer;

in each case on and subject to the terms and conditions set out or referred to in this document and that each such acceptance, election and undertaking shall be irrevocable;

1.2	the Electronic Acceptance constitutes, subject to the Offer becoming unconditional in accordance with its terms, the irrevocable and separate appointment of Emulex Bidco and any directors of, or any person authorised by, any of them as his agent and/or attorney with an irrevocable instruction to such agent and/or attorney to execute all such documents and do all such acts and things as may, in the opinion of such agent and/or attorney, be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer and to vest in Emulex Bidco (or its nominees) the full legal title and beneficial ownership of the Depository Interests comprised in the acceptance;

1.3	the Electronic Acceptance constitutes the irrevocable appointment of the Receiving Agent as the accepting Depository Interest Holder’s attorney with an irrevocable instruction and authorisation:

(a)	subject to the Offer becoming unconditional in accordance with its terms and the Depository Interest Holder not having validly withdrawn his acceptance, to transfer to Emulex Bidco (or to such other person or persons as Emulex Bidco or its agents may direct) by means of CREST all or any of the Depository Interests to which such Electronic Acceptance relates; and

(b)	if the Offer does not become unconditional to give instructions to Euroclear immediately after the Offer lapses (or within such longer period as the Takeovers Panel (New Zealand) may permit, not exceeding 14 calendar days of the Offer lapsing) give TFE instructions to Euroclear to transfer all such Shares to the original balance of the accepting Depository Interest Holder;

1.4	the Electronic Acceptance constitutes (subject to the Offer becoming unconditional in accordance with its terms) an irrevocable instruction and authorisation:

(a)	to Endace or its agents to procure the transfer to Emulex Bidco, or as it may direct, by means of CREST, all or any of the Depository Interests referred to in this Part C of this Part 3 pursuant to the Offer;

(b)	to Emulex Bidco or the Receiving Agent or their respective agents to procure the making of a CREST payment obligation in favour of the Depository Interest Holder’s payment bank in accordance with the CREST payment arrangements in respect of any cash consideration to which such Shareholder is entitled under the Offer provided that Emulex Bidco may (if, for any reason, it wishes to do so) determine that all or any part of such cash consideration shall be paid by cheque (despatched by post) at the risk of the Depository Interest Holder;

1.5	the Electronic Acceptance constitutes the giving of authority to each of Emulex Bidco and the Receiving Agent and their respective director(s), partners and agents within the terms set out in Part A and this Part C of this Part 3;

1.6	subject to the Offer becoming unconditional (or if the Offer would become unconditional or lapse on the outcome of the resolution in question or if the Takeovers Panel (New Zealand) otherwise gives its consent) in respect of Depository Interests in respect of which the Offer has been accepted or deemed to be accepted, and pending registration in the name of Emulex Bidco or as it may direct:

(a)	Emulex Bidco or its agents shall be authorised to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Endace) attaching to the relevant Depository Interests;

(b)	an Electronic Acceptance by a Depository Interest Holder shall constitute with regard to such Depository Interests comprised in the acceptance:

(i)	an authority to Endace or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Endace (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Depository Interests into certificated Shares) to Emulex Bidco at its registered office;

(ii)	an irrevocable authority to each of Emulex Bidco and the Receiving Agent and any directors of, or any person authorised by, any of them to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Depository Interests held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his attorney and on his behalf and executing a form of proxy appointing any person nominated by Emulex Bidco to attend general and separate class meetings of Endace and attending any such meeting and exercising the votes attaching to the Depository Interests comprised or deemed to be comprised in the acceptance on his behalf, where relevant such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

(iii)	the agreement of such Depository Interest Holder not to exercise any such rights without the consent of Emulex Bidco and the irrevocable undertaking not to appoint a proxy for or to attend such general or separate class meeting of Endace;

1.7	if, for any reason, any Depository Interests in respect of which a TTE instruction has been effected are converted to Shares in certificated form, he/she will (without prejudice to paragraph 1.6 of this Part C of this Part 3) immediately deliver, or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Depository Interests that are so converted to the Receiving Agent at the address specified in paragraph 14.1.2 of Part 2 of this document or to Emulex Bidco at its registered office or as Emulex Bidco or its agents may direct; and he/she shall be deemed upon conversion to undertake, represent, warrant and agree in the terms set out in Part B of this Part 3 in relation to such Shares which are in certificated form without prejudice to the application of this Part C of this Part 3 so far as Emulex Bidco deems appropriate;

1.8	the creation of a CREST payment obligation in favour of his payment bank in accordance with the CREST payment arrangements as referred to in paragraph 1.4 of this Part C of this Part 3 will, to the extent of the obligation so created, discharge in full any obligation of Emulex Bidco to pay to him the cash consideration to which he/she is entitled under the Offer;

1.9	he/she will do all such acts and things as shall, in the opinion of Emulex Bidco be necessary or expedient to vest in Emulex Bidco or its nominee(s) the Depository Interests comprised or deemed to be comprised in the Electronic Acceptance and to enable the Receiving Agent to perform its function as Escrow Agent for the purposes of the Offer;

1.10	he/she will ratify each and every act or thing which may lawfully be done or effected by Emulex Bidco or the Receiving Agent or any of their respective directors or agents or by Endace or its agents, as the case may be, in the exercise of any of the powers and/or authorities under this document and to indemnify each such person against any losses arising therefrom other than losses arising as a result of the negligence or wilful default of such person;

1.11	if any provision of Part A or this Part C of this Part 3 shall be unenforceable or invalid or shall not operate so as to afford Emulex Bidco or the Receiving Agent or any of their respective directors, agents or persons authorised by them, or Endace or any of its agents, the benefit of the authority expressed to be given therein, he/she will, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable such persons to secure the full benefit of Part A or this Part C of this Part 3;

1.12	that he/she is the sole legal and beneficial owner of the Depository Interests in respect of which the Offer is accepted or deemed to be accepted or he/she is the legal owner of such Depository Interests and he/she has the necessary capacity and authority to effect an Electronic Acceptance;

1.13	he/she is irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the Depository Interests comprised or deemed to be comprised in such acceptance and that such shares are sold fully paid with full title guarantee and free from all liens, charges, equities, encumbrances, options, rights of pre-emption and other third party rights and interests of any nature whatsoever and together with all rights attaching or accruing to them as at the Notice Date, or subsequently attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after that date;

1.14	the ejusdem generis principle of construction shall not apply to the terms and conditions of the Offer. Accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

1.15	the making of an Electronic Acceptance constitutes his agreement to the terms of paragraph 12.13 of Part A of this Part 3;

1.16	by virtue of Regulation 43 of the Regulations the making of an Electronic Acceptance constitutes an irrevocable power of attorney by the CREST member accepting the Offer in the terms of all the powers and authorities expressed to be given in Part A, (where applicable by virtue of paragraph 1.7 above) Part B and this Part C of this Part 3 to Emulex Bidco, the Receiving Agent, or any of their respective directors or agents or Endace or its agents.

A reference in this Part C of this Part 3 to a Depository Interest Holder includes a reference to the person or persons making an Electronic Acceptance and in the event of more than one person making an Electronic Acceptance the provisions of this Part C of this Part 3 will apply to them jointly and to each of them.

Part D: Options

An Optionholder may accept this Offer in respect of all or some of the Options held. To accept this Offer, an Optionholder need only:

(i)	complete the Form of Acceptance for Options enclosed with this document; and

(ii)	return the completed Form of Acceptance for Options, together with any option certificate(s) and/or other documents of title as soon as possible, but in any event so as to be received by Bell Gully not later than, the Closing Date.

An Optionholder may also fax or email a completed Form of Acceptance for Options to David Flacks at Bell Gully, on +649 9168801 or david.flacks@bellgully.com.

Emulex Bidco may, in its sole discretion, treat any Form of Acceptance for Options as valid, notwithstanding that is does not comply with the instructions in this Offer, and may, in its sole discretion, rectify any errors in, or omissions form, any Form of Acceptance for Options, including inserting or completing details of the Options held by the Acceptor and filling in any blanks.

In determining the number of Options which an Acceptor has accepted, and if no number of Options is inserted (or a number greater than the relevant Optionholder’s holding of Options) on the Form of Acceptance for Options, the acceptance shall be deemed to apply to the greater of:

(i)	the relevant Optionholder’s entire holding of Options as disclosed by details of the Options register made available to Bell Gully prior to the time the relevant Form of Acceptance for Options is processed by them;

(ii)	the relevant Optionholder’s entire holding of Options as disclosed by details of the register of optionholders made available to Bell Gully prior to the latest time for receipt of Form(s) of Acceptance for Options; and

(iii)	the number of Options in respect of which option certificates or documents of title or an indemnity in lieu thereof satisfactory to Emulex Bidco is received.

An Optionholder may elect to receive payment for Options in British pounds, New Zealand dollars, Australian dollars or US dollars. To do so, an Optionholder should tick the relevant box of the Form of Acceptance for Options. If you elect to be paid in US dollars or New Zealand dollars, the consideration payable to you will be converted from British pounds to New Zealand dollars, Australian dollars or US dollars (as the case may be) at the spot rate for buying the selected currency with British pounds. The relevant spot rate will be the prevailing rate of exchange, as quoted by Barclays Bank plc at 10.00 a.m. (London time) on the date four business days before the date of payment.

An Optionholder who accepts the Offer for their Options will be paid via Endace (as agent for Emulex Bidco) through usual payroll processes for Optionholders that are existing employees and otherwise by cheque or electronic transfer to a nominated bank account. Optionholders will be paid in the currency selected on the Form of Acceptance for Options, net of taxes required to be withheld under applicable law. If no currency is selected, Optionholders will be paid in the currency in which they are paid as an employee of Endace and otherwise in British pounds. If an Optionholder elects to be paid in a currency which is different from the currency in which they are paid as an employee, the amount payable will be converted from British pounds to the currency in which they are paid as an employee (if it is not British pounds) at the spot rate described in the above paragraph, and then converted again to the selected currency at the applicable spot rate applied by the employees bank at the time of payment.

Definitions

The following definitions apply throughout this document, unless the context requires otherwise:

Acceptor	a Shareholder or Optionholder that accepts the Offer

AIM	the AIM market of the London Stock Exchange

Bell Gully	the law firm Bell Gully, of Auckland and Wellington, New Zealand

business day	any day not being a public holiday, Saturday or Sunday, on which banks are normally open for business in the City of London

Capita Registrars	a trading name of Capita Registrars Limited

certificated or in certificated form	in relation to a share or other security, title to which is recorded in the relevant register of the share or other security as being held in certificated form (that is, not in CREST)

Closing Date	1.00 p.m. London time on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day) (unless extended in accordance with the Takeovers Code (New Zealand)

Closing Price	the closing middle market quotation of a Share as derived from the Daily Official List published by the London Stock Exchange

Companies Act 1993	the New Zealand Companies Act 1993 (as amended)

Conditions	the conditions to the Offer set out in paragraphs 5 and 6 of Part A of Part 3 of this document

CREST	the relevant system (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in the Regulations)

CREST Manual	the manual issued by Euroclear from time to time

CREST member	a person who has been admitted by Euroclear as a system-member (as defined in the Regulations)

CREST participant	a person who is, in relation to CREST, a system-participant (as defined in the Regulations)

CREST payment	has the meaning given to it in the CREST Manual

CREST sponsor	a CREST participant admitted to CREST as a CREST sponsor

CREST sponsored member	a CREST member admitted to CREST as a sponsored member

Daily Official List	the AIM Appendix of the Daily Official List of the London Stock Exchange

dealing day	any day on which the London Stock Exchange is open for business in the trading of securities admitted to AIM

Depository	Capita IRG Trustees Limited

Depository Interests	the dematerialised depository interests in CREST issued or to be issued by the Depository in respect of Shares

Depository Interest Holders	a registered holder of Depository Interests from time to time

Effective Date	30 September 2012

Electronic Acceptance	the input and settlement of a TTE Instruction in respect of Depository Interests which constitutes or is deemed to constitute acceptance of the Offer on the terms set out in this document

ESA Instruction	an escrow account adjustment input (AESN) transaction type “ESA” (as described in the CREST Manual)

Escrow Agent	Capita Registrars Limited (in its capacity as Escrow Agent) as described in the CREST Manual

Emulex Bidco	El Dorado Research Ventures Limited, a company incorporated in New Zealand with registered number 4116578

Emulex Board	the board of directors of Emulex

Emulex Directors	the directors of Emulex and each a “Emulex Director”

Emulex Group	Emulex and its subsidiaries from time to time

Emulex	Emulex Corporation, a company incorporated in Delaware, USA, and listed on the New York Stock Exchange (NYSE:ELX) under number 2105716

Euroclear	Euroclear UK & Ireland Limited, a private limited company registered in England and Wales under number 0287873

Endace or the Company	Endace Limited, a company incorporated in New Zealand with registered number 1517030

Endace Directors	Ian Graham, John Scott, Mark Rowan, Simon Wilson, Mark Giles, Clayton Wakefield, Mike Riley

Endace Group	Endace and any of its subsidiaries and joint venture entities

Endace Share Option Scheme	The Endace Limited Employee Share Scheme No. 1, as set out in New Zealand-registered prospectuses dated 11 October 2005, 10 December 2007, and 11 October 2010

Form of Acceptance	the form of acceptance and authority relating to the Offer in respect of Shares or Options, as the case may be

Form of Acceptance for Options	the form of acceptance and authority relating to the Offer to acquire the Options which is to be sent to each Optionholder

Form of Acceptance for Shares	the form of acceptance and authority relating to the Offer to acquire the Shares which accompanies this document

FSA	The UK Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the UK Financial Services and Markets Act 2000 (as amended from time to time)

Gb	Gigabit

ID	the identification code or number attached to any member account in CREST

Independent Adviser	Grant Samuel and Associates Limited

Independent Endace Directors	Mark Terrence Giles, Mark Derrick Ranulph Rowan, John Phillip Henry Schomberg Scott, Clayton Gordon Wakefield and Simon Baxter Wilson

ISIN	International Securities Identification Number

ISP	Internet Service Provider

Letter Agreement	the letter agreement between Endace and Emulex dated 6 December 2012

London Stock Exchange	London Stock Exchange plc

Notice Date	6 December 2012 (New Zealand time)

Offer	the recommended cash offer, to acquire (i) at the Offer Price all of the Shares and Depository Interests; and (ii) at the Offer Price less the relevant exercise price the Options, made by Emulex on the terms and conditions set out in this document and the applicable Form of Acceptance and including, where the context admits, any subsequent revision, variation, extension or renewal of such offer

Offer Period	the period beginning on and including 21 December 2012 (London time) and ending on the Closing Date

Offer Price	500 pence per Share or Depository Interest

Optionholder	a registered holder of Options from time to time

Options	the options granted under or pursuant to the Endace Share Option Scheme

Optionholder Letter	the separate letter to Optionholders, which will be sent to them together with the Offer Document and Forms of Acceptance

Overseas Investment Act 2005	the Overseas Investment Act 2005 (New Zealand)

Overseas Investment Regulations 2005	the Overseas Investment Regulations 2005 (New Zealand)

Overseas Shareholders	Shareholders who are resident in, or nationals or citizens of, jurisdictions outside the UK and New Zealand or who are nominees of, or custodians, or trustees for, Shareholders who are citizens, residents or nationals of countries other than the UK and New Zealand

participant ID	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant

Receiving Agent	Capita Registrars Limited, the receiving agent in relation to the Offer

Registrars	Capita Registrars Limited, Endace’s registrar

Regulations	the Uncertificated Securities Regulations 2001 (S12001 No. 3755), as amended from time to time

Regulatory Information Service	any information service authorised from time to time by the FSA for the purpose of disseminating regulatory announcements

Shareholder	a registered holder of Shares from time to time, including a Depository Interest Holder where the context so requires

Shares	the ordinary shares of no par value each in Endace and any further such shares which are unconditionally allotted or issued in each case prior to the time at which the Offer ceases to be open for acceptance, including shares unconditionally allotted or issued pursuant to the exercise of options under the Endace Share Option Scheme or otherwise, including Depository Interests where the context so requires

Takeover Notice	the takeover notice given pursuant to Rule 41 of the Takeovers Code (New Zealand) dated 6 December 2012 (New Zealand time) in relation to this Offer

Takeovers Code (New Zealand)	the New Zealand Takeovers Code Approval Order 2000

Takeovers Panel (New Zealand)	the New Zealand Takeovers Panel as established pursuant to the New Zealand Takeovers Act 1993

TFE Instruction	a Transfer from Escrow instruction (as described in the CREST Manual)

TTE Instruction	a Transfer to Escrow instruction (as described in the CREST Manual) in relation to Depository Interests meeting the requirements set out in paragraph 14.2 of the letter contained in Part 2 of this document

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland

United States or US	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all areas subject to its jurisdiction or any political sub-division thereof

Interpretation

In this document:

•

any reference to the Takeovers Code (New Zealand) means the takeovers code approved in the Takeovers Code Approval Order 2000 (SR 2000/210) as amended by any applicable exemption granted by the Takeovers Panel (New Zealand) under the Takeovers Act 1993;

•	except if expressly defined in this Offer document, or where the context requires otherwise, terms defined in the Takeovers Code (New Zealand) have the same meaning in this Offer document;

•	headings are for convenience only and do not affect the interpretation of this Offer document or any Form of Acceptance or Electronic Acceptance;

•	all references to “pounds”, “£”, “p”, “pence” or “penny” are to the lawful currency of the United Kingdom;

•	references to US$ are to United States currency;

•	references to NZ$ are to New Zealand currency;

•	the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender;

•

all references to legislation are to New Zealand legislation, unless the contrary is indicated, and any reference to any provision of any legislation includes any amendment, modification, for-enactment or extension thereof; and

•	references to time are to London time (unless otherwise stated).

Form of Acceptance for Shares

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. It should be read in conjunction with the accompanying offer document dated 21 December 2012 (the “Offer Document”). If you are in any doubt about the action you should take, you are recommended to seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser, duly authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

IF YOUR HOLD DEPOSITORY INTERESTS (THAT IS, IN CREST) REPRESENTING AN INTEREST IN SHARES YOU SHOULD NOT COMPLETE THIS FORM OF ACCEPTANCE. THE PROCEDURE FOR ACCEPTANCE OF THE OFFER FOR DEPOSITORY INTERESTS IS SET OUT IN PARAGRAPH 14.2 OF THE LETTER FROM EMULEX BIDCO IN PART 2 OF THE OFFER DOCUMENT.

All words and expressions defined in the Offer Document have the same meaning in this Form of Acceptance (the “Form of Acceptance”). The terms and conditions of the Offer as contained or referred to in the Offer Document are deemed to be incorporated herein.

THIS FORM OF ACCEPTANCE AND AUTHORITY IS FOR HOLDERS OF SHARES ONLY. IF YOU ARE AN OPTION HOLDER UNDER AN ENDACE SHARE OPTION SCHEME AND WISH TO ACCEPT THE OFFER FOR OPTIONS, PLEASE USE THE FORM OF ACCEPTANCE FOR OPTIONS.

FORM OF ACCEPTANCE AND AUTHORITY

in respect of the

RECOMMENDED CASH OFFER

by

EMULEX CORPORATION

(through its wholly owned subsidiary El Dorado Research Ventures Limited)

to acquire the entire issued and to be issued share capital of

ENDACE LIMITED

Acceptances should be received as soon as possible but in any event by not later than 1.00 pm on 29 January 2013 (London time) (which is 2.00 am the following day in New Zealand).

ACTION TO BE TAKEN

Please read pages 2 and 4 of this Form of Acceptance, where detailed instructions on how to complete this Form of Acceptance are set out, and complete and sign where indicated on page 3. Send the completed and signed Form of Acceptance (together with your share certificate(s) and/or other document(s) of title) by post or by hand (during normal business hours only) to Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU using the enclosed reply-paid envelope for use in the UK only as soon as possible, and in any event so as to be received not later than 1.00 pm on 29 January 2013 (London time) (which is 2.00 am the following day in New Zealand).

If you hold Shares and Depository Interests both in CREST and outside CREST, complete this Form of Acceptance for your holding of Shares in certificated form (that is, outside CREST). The procedure for acceptance of the Offer for Depository Interests held in CREST is set out in paragraph 14.2 of Part 2 of the Offer Document.

If your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, this Form of Acceptance should nevertheless be completed, signed and returned as stated above and the certificate(s) and/or other document(s) of title forwarded as soon as possible thereafter.

Do not detach any part of this Form of Acceptance.

If you have any queries as to how to complete this Form of Acceptance, please contact Capita Registrars between 9.00 am and 5.30 pm (London time) Monday to Friday on 0871 664 0321 from within the UK or +44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0321 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at application international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

HOW TO COMPLETE THIS FORM OF ACCEPTANCE

To accept the Offer complete Box 1 and sign Box 2. If appropriate you should also complete Boxes 3 and/or 4.

1	To accept the Offer

To accept the Offer insert in Box 1 the total number of certificated Shares in respect of which you wish to accept the Offer.

You must also sign Box 2 in accordance with the instructions below. You should also complete Boxes 3 and/or 4 if appropriate.

If no number, or a number greater than your entire holding of certificated Shares, is inserted in Box 1, and you have signed Box 2, you will be deemed to have accepted the Offer in respect of your entire holding of certificated Shares.

COMPLETE HERE

2	Signatures

To accept the Offer in respect of Shares held in certificated form you must sign Box 2 regardless of which other Box(es) you complete.

Individuals - Each signature by an individual must be made in the presence of an independent witness who must also sign Box 2 where indicated. The witness must be 18 years of age or over. The witness must not be another joint holder. The witness should state his or her name and address and sign where indicated. The same witness may witness each signature of joint holders.

If the acceptance is not made by the registered holder(s), insert the name(s) and capacity (e.g. executor) of the person(s) signing the acceptance and deliver, with the signed and completed Form of Acceptance, evidence of his/her authority to make the acceptance in accordance with the notes on page 4. If this Form of Acceptance is signed under power of attorney, the power of attorney should accompany this Form of Acceptance.

UK Corporation - A UK Corporation must execute under its common seal, which should be affixed in accordance with its articles of association or other regulations. Alternatively, a company to which section 44 of the Companies Act 2006 applies may execute in one of three ways: (1) under its common seal, which should be affixed in accordance with its articles of association or other regulation, (2) by the signature of two authorised signatories (any directors and secretaries) or (3) by the signature of one director in the presence of a witness who must sign their name, print their name and complete their address.

Foreign Corporation - A foreign corporation must execute this Form of Acceptance as a deed by the signature or signatures of a person or persons who, in accordance with the laws of the territory in which the foreign corporation was incorporated, act under the authority (express or implied) of that foreign corporation.

SIGN HERE

3	Names, address and telephone numbers

If your details as shown next to Box 1 are incorrect or incomplete, please complete Box 3 in BLOCK CAPITALS with the full name and address of the registered holder and, in the case of certificated Shares jointly held, the full name and address of the first registered holder together with the names of all joint holders. If your details as shown next to Box 1 are correct and complete DO NOT complete Box 3.

Unless you complete Box 4, the address shown next to Box 1 or inserted in Box 3 is the address to which your consideration and/or other documents will be sent.

Please enter a daytime telephone number in the space provided where you may be contacted in the event of a query regarding the completion of this Form of Acceptance.

COMPLETE HERE

4	Alternative address for despatch of consideration and/or other documents
If you want the consideration and/or other documents to be sent to someone other than the first named registered holder at the address shown next to Box 1 or inserted in Box 3 (e.g. your bank manager or stock broker), you should also complete Box 4.

The making of the Offer in, or to Shareholders or Optionholders resident in, or citizens or nationals of, jurisdictions outside the UK and New Zealand (“overseas persons”) may be prohibited or affected by the laws of the relevant overseas jurisdiction. Such overseas persons should inform themselves about and observe any applicable legal requirements.

COMPLETE HERE

PLEASE COMPLETE THIS FORM OF ACCEPTANCE AS EXPLAINED ON PAGE 2

To accept the Offer complete Box 1 and sign Box 2. If appropriate you should also complete Boxes 3 and/or 4.

1 TO ACCEPT THE OFFER

Complete Box 1 and if appropriate Box 3 and/or 4 and sign Box 2. Insert in Box 1 the number of certificated Shares for which you wish to accept the Offer.

BOX 1

No. of certificated Shares for which you are accepting the Offer.

2 SIGNATURES

BOX 2

Executed and delivered as a deed by:

Witnessed by::

1. Dated 1. Name Address

Signature

2. Dated 2. Name Address

Signature

3. Dated 3. Name Address

Signature

4. Dated 4. Name Address

Signature

IN THE CASE OF JOINT HOLDERS ALL MUST SIGN

Execution by a company

Executed as a deed by/under the common seal of the company named below:*

Name of Company

Signature Name of director

Signature Name of director/secretary/witness

* insert name of company shareholder Dated:

OR

Executed as a deed on behalf of:*

acting by: Witnessed by:

Signature Name

Name of director Signature

Address

* insert name of company shareholder Dated:

3 NAMES, ADDRESSES AND TELEPHONE NUMBER (TO BE COMPLETED IN BLOCK CAPITALS) ONLY COMPLETE THIS IF YOUR DETAILS AS SHOWN NEXT TO BOX 1 ARE INCORRECT OR INCOMPLETE.

BOX 3

Name and address of the first-named registered holder Name(s) of joint registered holder(s)

1. Forename(s) 2. Forename(s)

Surname (Mr/Mrs/Miss/Title) Surname (Mr/Mrs/Miss/Title)

Address 3. Forename(s)

Surname (Mr/Mrs/Miss/Title)

Postcode 4. Forename(s)

Daytime telephone no. Surname (Mr/Mrs/Miss/Title)

4 ALTERNATIVE ADDRESS FOR DESPATCH OF CONSIDERATION AND/OR OTHER DOCUMENTS

Alternative address (outside a Restricted Jurisdiction) to which consideration and/or other documents is/are to be sent, if not as shown next to Box 1 or inserted in Box 3 above.

BOX 4

Name Agent’s reference

Address Postcode

ADDITIONAL NOTES REGARDING THE COMPLETION OF THE FORM OF ACCEPTANCE

In order to be effective this Form of Acceptance must, except as mentioned below, be signed as a deed by the registered holder or, in the case of a joint holding, by ALL the joint holders, or under a power of attorney and in accordance with the notes on page 2. A corporation must execute this Form of Acceptance as a deed in accordance with the notes on page 2.

In order to avoid delay and inconvenience to yourself, the following points may assist you:

1.	If a holder is away from home (e.g. abroad or on holiday)

Send this Form of Acceptance by the quickest means (e.g. airmail) to the holder for execution or, if he/she has executed a power of attorney, have this Form of Acceptance signed by the attorney. In the latter case, the power of attorney should be lodged with this Form of Acceptance for noting (see paragraph 7 below). No other signatures are acceptable.

2.	If you have sold or otherwise transferred all, or wish to sell or otherwise transfer part, of your holding of Shares in certificated form

If you have sold or transferred all of your holding of Shares in certificated form, you should immediately send any accompanying documents (including the enclosed reply-paid envelope (for use within the UK only)) but NOT this personalised Form of Acceptance to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. If your Shares are in certificated form and you wish to sell part of your holding of Shares and also wish to accept the Offer in respect of the balance but are unable to obtain the balance certificate by 29 January 2013, you should ensure that your stockbroker or other agent through whom you make the sale obtains the appropriate endorsement or indication, signed on behalf of Capita Registrars.

3.	If the sole holder has died

If probate or letters of administration have been registered with Capita Registrars, this Form of Acceptance must be signed by the personal representative(s) of the deceased.

If probate or letters of administration have been granted but have not been registered Capita Registrars, the personal representative(s) should sign this Form of Acceptance and forward it to Capita Registrars at the address given on page 1 of this Form of Acceptance with the share certificate(s) and with a sealed copy of the probate or letters of administration as soon as possible.

If probate or letters of administration have not been granted, the personal representative(s) should sign this Form of Acceptance and forward it to Capita Registrars at the address given on page 1 of this Form of Acceptance with the share certificate(s). However, a sealed copy of the probate or letters of administration must be lodged with Capita Registrars before the consideration due under the Offer can be forwarded to the personal representative(s).

4.	If one of the joint holders has died

This Form of Acceptance is valid if signed by all the surviving joint holders and lodged with share certificate(s) and/or other document(s) of title, the death certificate and probate or letters of administration of the deceased.

5.	If the share certificate(s) is/are held by your stockbroker or other agent

If your share certificate(s) and/or other document(s) of title are with your stockbroker or other agent, you should complete this Form of Acceptance and arrange for it to be lodged by such agent with the relevant document(s).

If the share certificate(s) is/are not readily obtainable, lodge this Form of Acceptance duly completed together with a note saying e.g. “certificate(s) to follow”, and arrange for the certificate(s) to be forwarded as soon as possible thereafter. It is helpful for your agent to be informed of the full terms of the Offer.

6.	If the share certificate has been lost

Complete and lodge this Form of Acceptance together with a letter of explanation and any certificate(s) available, with Capita Registrars at the address given on page 1 of this Form of Acceptance. You should then write to Capita Registrars for a letter of indemnity which should be completed in accordance with the instructions given. When completed, the letter of indemnity must be lodged with Capita Registrars at the address given on page 1 of this Form of Acceptance.

7.	If this Form of Acceptance is signed under a power of attorney

The completed Form of Acceptance, together with the share certificate(s) and/or other documents of title, should be lodged with Capita Registrars at the address given on page 1, accompanied by the original power of attorney (or a copy duly certified in accordance with the Powers of Attorney Act 1971). The power of attorney will be noted by Capita Registrars and returned as directed.

8.	If your name or other particulars are shown incorrectly on the share certificate e.g.:

(a)	Name on the certificate	James Smith

	Correct name	James Smythe

Complete and lodge this Form of Acceptance with the correct name and accompanied by a letter from your stockbroker, bank or solicitor confirming that the person described on the certificate and the person who has signed this Form of Acceptance are one and the same;

(b)	incorrect address

Write the correct address on this Form of Acceptance;

(c)	Change of name

Lodge your marriage certificate or the deed poll with this Form of Acceptance for noting.

9.	If you are not resident in the United Kingdom or New Zealand

The attention of Shareholders not resident in the UK or New Zealand is drawn, in particular, to paragraph 11 of Part A of Part 3 of the Offer Document.

Rule 22 Report Prepared by Taylor Duignan Barry

P.O. Box 2500
Wellington
New Zealand
Mobile: 027 465 0024
Email: geoff.taylor@tdb.co.nz
www.tdb.co.nz

INDEPENDENT ADVISER’S REPORT

[ENDACE LOGO]

Prepared pursuant to Rule 22 of the New Zealand Takeovers

Code in relation to a full takeover offer for Endace Limited

December 2012

Statement of independence

Taylor Duignan Barry Ltd confirms that it:

a.	has no conflict of interest that could affect its ability to provide an unbiased report; and

b.	has no direct or indirect pecuniary or other interest in the proposed transaction considered in this report, including any success or contingency fee or remuneration, other than to receive the cash fee for providing this report.

Taylor Duignan Barry Ltd has satisfied the Takeovers Panel, on the basis of the material provided to the Panel, that it is independent under the Takeovers Code for the purposes of preparing this report.

www.tdb.co.nz

TABLE OF CONTENTS

1. Purpose of the report	3

2. Summary of the report	3

2.1 Value of the share options	4
2.2 Our conclusions	5

3. Scope of the report	5

3.1 Background	5
3.2 Key points in relation to the proposed takeover offer	6
3.3 Requirements of the Takeovers Code	7

4. Valuation of the options	8

4.1 Our approach	8
4.2 Valuation effect of clause 10	9
4.3 Valuation of options by tranche	11
4.4 Fairness of the offer between the tranches of the options	12
4.5 Fairness of the offer between the ordinary shares and the options	12

5. Qualifications, independence and disclaimer	13

Appendix One: Time value of options by tranche	14

www.tdb.co.nz	Taylor Duignan Barry Ltd	2

1. Purpose of the report

This report has been commissioned by the offeror. This is not a report on the merits of the offer.

The purpose of this report is solely to compare the consideration and terms offered for the different classes of securities and to opine as to the fairness and reasonableness of the consideration and terms as between the different classes.

A separate independent adviser’s report on the merits of the offer, commissioned by the directors of Endace Limited, must accompany Endace Limited’s target company statement.

The offer should be read in conjunction with this report and the separate independent adviser’s report on the merits of the offer.

2. Summary of the report

We have based our report on the following:

1.	Emulex is proposing to purchase 100% of the Endace securities for £80, 664,143.56, as below:

offer value
ordinary shares	£76,100,340.00
options on ordinary shares	£4,563,803.56

£80,664,143.56

2.	The £76,100,340.00 offer for the 15,220,068 million ordinary shares is a price per share of 500p

3.	The £4,563,803.56 offer[1] for the 1,793,426 options on ordinary shares has been constructed in a manner that is consistent with a takeover clause share option terms and more specifically by:

a.	Accelerating all outstanding non vested share options to vested share options

b.	Changing the final expiry date for the exercise of the share options to 10 days following the takeover offer

c.	Removing the funding risk of the exercise of the share options by having the offeror pay a “cash for differences” amount for any positive value of the share options at exercise date, being the difference between the offer price of the ordinary shares and the strike/exercise price of the share options e.g the owner of a share option that has the right to buy the ordinary shares at 200p would be paid a net cash settlement of 300p being the difference between buying the shares at 200p and selling them at 500p.

[1]	We note that Emulex will offer to pay the Pound equivalent in alternative currencies, we understand that the FX rate set for this conversion will be at a spot rate at the end of the offer period and as such this does not affect value.

www.tdb.co.nz	Taylor Duignan Barry Ltd	3

4.	There being a clause in the share options documentation that allows directors to make the above changes to the share options issued, specifically:

Clause 10. Alteration of exercise period

The Board of Directors of the Company may, at its discretion, alter the period during which an option holder may exercise some or all of their options where a Takeover or Business Sale (as referred to in rule 8 above) is proposed to occur. Any alteration may involve permitting an early exercise of options and/or introducing an earlier final cut-off date for the exercise of options, and may be subject to specified conditions. This discretion is intended to facilitate a transaction of this type and is likely to involve providing the option holder with an opportunity to participate in such a transaction.

5.	Discussions with the independent directors of Endace that confirm to us that they will recommend to the Board that clause 10 be implemented. This implementation of clause 10 will result in all share options having their current expiry dates (that range from 20 Dec 2013 to 26 Jun 2018) brought forward to an expiry date of a short period (likely to be 10 days) after takeover offer date.

2.1 Value of the share options

Our assessment of the value of the options as compared with the offer price is set out below:

				value
option tranche	number of options on ordinary shares	exercise price per share	expiry date	pounds	total	Emulex offer value
1	1,548	£0.00125	21/12/2014	£5.00	£7,738.07	£7,738.07
2	168,852	£1.045	18/04/2016	£3.96	£667,809.66	£667,809.66
3	132,666	£1.195	5/06/2017	£3.81	£504,794.13	£504,794.13
4	55,000	£1.410	5/06/2017	£3.59	£197,450.00	£197,450.00
5	83,107	£1.685	21/12/2015	£3.32	£275,499.71	£275,499.71
6	6,500	£1.895	30/08/2015	£3.11	£20,182.50	£20,182.50
7	19,000	£1.930	22/07/2016	£3.07	£58,330.00	£58,330.00
8	48,750	£1.950	22/05/2015	£3.05	£148,687.50	£148,687.50
9	73,500	£1.990	9/11/2016	£3.01	£221,235.00	£221,235.00
10	443,953	£2.000	5/06/2017	£3.00	£1,331,859.00	£1,331,859.00
11	8,500	£2.020	5/06/2015	£2.98	£25,330.00	£25,330.00
12	141,500	£2.200	31/05/2016	£2.80	£396,200.00	£396,200.00
13	17,000	£2.520	20/01/2016	£2.48	£42,160.00	£42,160.00
14	5,500	£2.530	12/08/2015	£2.47	£13,585.00	£13,585.00
15	120,500	£2.580	26/08/2015	£2.42	£291,610.00	£291,610.00
16	30,000	£3.340	30/08/2015	£1.66	£49,800.00	£49,800.00
17	2,750	£3.440	26/05/2014	£1.56	£4,290.00	£4,290.00
18	50,000	£3.540	8/02/2014	£1.46	£73,000.00	£73,000.00
19	7,000	£3.720	10/02/2017	£1.28	£8,960.00	£8,960.00
20	66,500	£4.270	20/12/2013	£0.73	£48,545.00	£48,545.00
21	122,800	£4.290	7/11/2014	£0.71	£87,188.00	£87,188.00
22	85,000	£4.370	26/06/2018	£0.63	£53,550.00	£53,550.00
23	90,000	£4.600	1/08/2017	£0.40	£36,000.00	£36,000.00
24	8,500	£5.340	17/01/2018	£0.00	£0.00	£0.00
25	5,000	£5.500	20/02/2018	£0.00	£0.00	£0.00

	1,793,426				£4,563,803.56	£4,563,803.56

www.tdb.co.nz	Taylor Duignan Barry Ltd	4

2.2 Our Conclusions

The difference between our assessment of options value and the offer price for the options is nil and so we determine that the offer is fair and reasonable between the different tranches of options.

The offer for the share options is based off the same ordinary share price as the offer of 500p, so we also determine that the offer in comparison with the offer for the ordinary shares is fair and reasonable.

Accordingly, we certify that, in our opinion, the offer complies with rule 8(4) of the Code.

3. Scope of the report

3.1 Background

Endace Limited is a New Zealand registered company that provides network monitoring and recording solutions for high-speed networks. Endace has 15,220,068 ordinary shares trading on the AIM exchange in the UK. The share price history over the last five years presented in the graph below is:

Details of the company are on www.Endace.com. A summary of profitability is:

Income Statement ($ m)	31-Mar-12	31-Mar-11	31-Mar-10	31-Mar-09	31-Mar-08
Continuing Operations
Revenue	41.15	38.37	31.02	30.38	24.21
Operating Profit/(Loss)	2.17	2.45	-0.29	4.74	4.51

www.tdb.co.nz	Taylor Duignan Barry Ltd	5

Income Statement ($ m)	31-Mar-12		31-Mar-11		31-Mar-10		31-Mar-09		31-Mar-08
Net Interest	0.02		-0.02		-0.07		-0.01		-0.01
Profit Before Tax	2.19		2.43		-0.37		4.73		4.50
Profit After Tax	1.77		2.16		0.12		2.75		3.44
Discontinued Operations
Profit After Tax	n/a		n/a		n/a		n/a		n/a
PROFIT FOR THE PERIOD	1.77		2.16		0.12		2.75		3.44
Attributable to:
Equity Holders of Parent Company	1.77		2.16		0.12		2.75		3.44
Minority Interests	n/a		n/a		n/a		n/a		n/a

Continuing EPS
Earnings per Share - Basic	12.00	¢	14.00	¢	1.00	¢	18.00	¢	23.00	¢
Earnings per Share - Diluted	11.00	¢	13.00	¢	1.00	¢	16.00	¢	21.00	¢
Earnings per Share - Adjusted	12.00	¢	14.00	¢	1.00	¢	30.00	¢	25.00	¢
Continuing and Discontinued EPS
Earnings per Share - Basic	12.00	¢	14.00	¢	1.00	¢	18.00	¢	23.00	¢
Earnings per Share - Diluted	11.00	¢	13.00	¢	1.00	¢	16.00	¢	21.00	¢
Earnings per Share - Adjusted	12.00	¢	14.00	¢	1.00	¢	30.00	¢	25.00	¢

Dividend per Share	n/a		n/a		n/a		n/a		n/a

3.2 Key points in relation to the proposed takeover offer

Endace is anticipating it will receive a takeover offer from Emulex Corporation, a US company through its indirect wholly owned subsidiary, El Dorado Research Ventures Limited (Emulex Bidco). The offer is expected to be:

1.	500p for all the ordinary shares of Endace

2.	500p less the strike price for all the share options (if the exercise price of the share options is above 500p then the price offered is nil)

Emulex is a leader in converged networking solutions, provides enterprise-class connectivity for servers, networks and storage devices within the data center. More information about Emulex is available at http://www.Emulex.com. Emulex is listed on the NYSE (under code ELX). It has 89.65m shares and has a market capitalisation of US$ 631m.

Endace has an employee share scheme pursuant to which it has granted one-for-one stock options (Options) to 105 of its employees. The employees are not required to pay any money to receive

www.tdb.co.nz	Taylor Duignan Barry Ltd	6

the Options, which are granted in tranches exercisable from specific future dates (usually annually over four years). The exercise price payable for the Options is calculated based on a 3-month average share price prior to the grant date.

There are currently 1,793,426 options on ordinary shares outstanding. The options have expiry dates ranging from December 2013 to June 2018.

3.3 Requirements of the New Zealand Takeovers Code

We are conscious of Endace shareholders and employees being spread across a number of countries and to avoid any confusion make the point that Endace as a NZ registered company and so is required to operate under the NZ takeovers code. Endace is a ‘Code Company’ as defined by Rule 3 of the Code. The takeover process initiated by Emulex through Emulex Bidco must comply with the provisions set out in the Code relating to the Offer procedure.

Pursuant to Rule 8(2) of the Code, a full offer must include offers in respect of all the securities in each class of equity securities of the target company (other than those that are already held by the offeror). Furthermore, Rule 8(4) of the Code requires that if non-voting securities (such as share options) are included in a full offer, the consideration and terms offered for non-voting securities must be fair and reasonable in comparison with the consideration and terms offered for the voting securities and as between classes of non-voting securities. In this particular case, the Code therefore requires that:

1.	The consideration and terms offered for the Options must be fair and reasonable compared to the consideration and terms offered for the ordinary shares; and

2.	The consideration and terms offered for each tranche of Options must be fair and reasonable between all tranches.

For the purposes of the Code, Endace’s Ordinary Shares are regarded as one class of equity security and each tranche of the Options is regarded as a separate class of equity security given the different features of each tranche. Emulex Bidco as offeror must obtain a report pursuant to Rule 22 of the Code from an independent adviser which certifies that, in the adviser’s opinion, the offer complies with Rule 8(4).

This report has been prepared to meet the requirements of Rule 22 of the Code. TDB has satisfied the Takeovers Panel that TDB is independent under the Takeovers Code for the purposes of preparing the report.

www.tdb.co.nz	Taylor Duignan Barry Ltd	7

4. Valuation of the options

4.1 Our approach

We have firstly estimated the value of all the options as if they were vanilla call options, with normal rights of transferability and exercise. That estimate makes some assumptions about the volatility of Endace’s ordinary share price but more specifically that the options are tradeable on a liquid market and that the owner has the right for the options to exist to the full term of their expiry. For this estimate we have used a Black - Scholes pricing methodology and acknowledge that while this is likely to overstate the value of the options, this “overstated” estimate gives us a starting point for what the maximum value of the options would have been if they had the full characteristics of tradeable options on a liquid market with a known expiry date.

We have then focused on the characteristics of these specific share options that suppress value.

The first such characteristic is that the share options are not tradeable on a liquid market. While this illiquidity in itself suppresses value, the magnitude of the value difference is not relevant in light of the second characteristic.

The second characteristic is the specific terms of these options (detailed within the prospectus issued with the options), which are:

Clause 8. Takeover or business sale

If one of the following events occurs:

a)	Takeover: 50% or more of the Company’s voting shares are purchased by a third party (or a group of associated third parties) not associated with persons who are shareholders prior to the purchase;

b)	Business sale: Substantially all of the Company’s business is purchased by a third party (or group of associated third parties) not associated with persons who are shareholders prior to the purchase; or

c)	Other equivalent transaction: A transaction occurs that has the effect of a Takeover or Business Sale, as discussed above,

all the option holder’s options become exercisable. If there is any uncertainty as to whether one of the events referred to in rules 6(a) to (c) has occurred, the Board of Directors of the Company shall determine whether or not the event has occurred, and the determination of the Board of Directors shall be final. The Board of Directors shall make this determination in good faith.

Clause 10. Alteration of exercise period

The Board of Directors of the Company may, at its discretion, alter the period during which an option holder may exercise some or all of their options where a Takeover or Business Sale (as referred to in rule 8 above) is proposed to occur. Any alteration may involve permitting an early exercise of options and/or introducing an earlier final cut-off date for the exercise of options, and may be subject to specified conditions. This discretion is intended to facilitate a transaction of this type and is likely to involve providing the option holder with an opportunity to participate in such a transaction.

Clause 16. Transfer of the options

Options cannot be transferred unless specifically approved in writing by the Board of Directors of the Company.

Clauses 8 and 10 are relevant for this offer. Clause 10 has a material effect on valuation of the share options and this is shown in the following section. Through discussion with Endace directors we understand the purpose of the clauses are to:

•	remove any doubt that the probability of a takeover offer being received is not reduced by the existence of employee share options

•	remove the possibility that the value of the offer would be reduced by the existence of the options.

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It is enough at this point to note that while clause 16 will on its own reduce the value of the options it too is made irrelevant because of the certainty of clause 10 being triggered and the effect of clause 10 making non transferability non material for the purposes of valuation.

4.2 Valuation effect of clause 10

The effect of clause 10 on the valuation of options is that it removes the “time value” of the options. The total value of an option at any point in time will be made up of intrinsic value and time value. Intrinsic value can be referred to as face value as it represents the difference between the strike price of the option and the underlying security. Using tranche 23 as an example:

option tranche	number of options on ordinary shares	exercise price per share	expiry date
23	90,000	£4.600	1/08/2017

Face value is 40p being the difference between the exercise price of 460p and the ordinary share price of 500p.

In the absence of clause 10, using the Black - Scholes pricing methodology, the option would be worth approximately 167p (assuming the options are liquid and tradeable with rights to exist to their expiry date of August 2017). The difference between the 167p value and the 40p face value (being 127p) is the time value of the option. The size of the time value will reflect the probability that the underlying ordinary share will increase in value. The probability of that happening will be a function of the exercise price, the volatility of the ordinary share price, and the time to expiry of the option. The longer the time and higher the volatility, the higher the probability that the underlying ordinary share may rise in value.

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Our time value estimate, expressed as pence per share option, of all the tranches of options is graphed below (refer appendix on for this table expressed as total value in pounds):

The graph below then shows the time value relative to the face value of the options:

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So, all other things being equal the longer the term to expiry the higher the time value. The implication of this is that clause 10 has the effect of eliminating time value such that at any point in time the owner of these Endace options can only be certain that the options have intrinsic (or face) value.

Based upon comments from independent directors and more general discussions with directors we believe that for the purposes of this report the fair value of the share options is therefore the intrinsic value of the share options.

4.3 Valuation of options by tranche

As described in the previous section the expectation that clause 10 will accelerate the expiry date of the options to 10 days following the takeover offer means that the current expiry dates ranging from Dec 2012 to June 2018 have little meaning in a valuation sense. We have therefore bundled the options (that total 510) into tranches of exercise prices. On this basis, our valuation of the share options is tabled below:

				value
option tranche	number of options on ordinary shares	exercise price per share	expiry date	pounds	total	Emulex offer value
1	1,548	£0.00125	21/12/2014	£5.00	£7,738.07	£7,738.07
2	168,852	£1.045	18/04/2016	£3.96	£667,809.66	£667,809.66
3	132,666	£1.195	5/06/2017	£3.81	£504,794.13	£504,794.13
4	55,000	£1.410	5/06/2017	£3.59	£197,450.00	£197,450.00
5	83,107	£1.685	21/12/2015	£3.32	£275,499.71	£275,499.71
6	6,500	£1.895	30/08/2015	£3.11	£20,182.50	£20,182.50
7	19,000	£1.930	22/07/2016	£3.07	£58,330.00	£58,330.00
8	48,750	£1.950	22/05/2015	£3.05	£148,687.50	£148,687.50
9	73,500	£1.990	9/11/2016	£3.01	£221,235.00	£221,235.00
10	443,953	£2.000	5/06/2017	£3.00	£1,331,859.00	£1,331,859.00
11	8,500	£2.020	5/06/2015	£2.98	£25,330.00	£25,330.00
12	141,500	£2.200	31/05/2016	£2.80	£396,200.00	£396,200.00
13	17,000	£2.520	20/01/2016	£2.48	£42,160.00	£42,160.00
14	5,500	£2.530	12/08/2015	£2.47	£13,585.00	£13,585.00
15	120,500	£2.580	26/08/2015	£2.42	£291,610.00	£291,610.00
16	30,000	£3.340	30/08/2015	£1.66	£49,800.00	£49,800.00
17	2,750	£3.440	26/05/2014	£1.56	£4,290.00	£4,290.00
18	50,000	£3.540	8/02/2014	£1.46	£73,000.00	£73,000.00
19	7,000	£3.720	10/02/2017	£1.28	£8,960.00	£8,960.00
20	66,500	£4.270	20/12/2013	£0.73	£48,545.00	£48,545.00
21	122,800	£4.290	7/11/2014	£0.71	£87,188.00	£87,188.00
22	85,000	£4.370	26/06/2018	£0.63	£53,550.00	£53,550.00
23	90,000	£4.600	1/08/2017	£0.40	£36,000.00	£36,000.00
24	8,500	£5.340	17/01/2018	£0.00	£0.00	£0.00
25	5,000	£5.500	20/02/2018	£0.00	£0.00	£0.00

	1,793,426				£4,563,803.56	£4,563,803.56

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4.4 Fairness of the offer between the tranches of the options

The difference between our assessment of options value and the offer price for each of tranches of the share options is nil and so we determine that the offer is fair and reasonable between the different tranches of options.

4.5 Fairness of the offer between the ordinary shares and the options

The offer for the options is based off the same ordinary share price as the offer of 500p, so we also determine that the share options offer in comparison with the offer for the ordinary shares is fair and reasonable.

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5. Qualifications, independence and disclaimer

TDB provides independent advice on corporate finance, regulatory and risk management issues faced by New Zealand enterprises. The principals of TDB are Geoff Taylor, previously General Manager Corporate Finance and Treasury for the New Zealand Dairy Board, Pat Duignan, previously General Manager Finance for Telecom Corporation of New Zealand Limited and earlier a Director in the Investment Banking Division of CSFB New Zealand and Philip Barry, previously a Director in the Asset and Liabilities Management Branch of the Treasury and Counsellor Economic in New Zealand’s Permanent Delegation to the OECD.

TDB’s expertise is based on the experience of its principals in advising on and managing corporate finance issues and large transactions for major New Zealand enterprises and the New Zealand Government. The principals have been responsible for a wide variety of corporate finance analyses and transactions including valuations of SOEs prior to privatisation, management of one of New Zealand’s largest share repurchases, numerous capital market debt issues, and a number of equity placements. This report has been prepared for TDB by Geoff Taylor (BMS, FCTP) and Nigel Atherfold MBS (Fin), BMS (Econ), CTP, with peer review provided by Philip Barry (B.A. (Hons), MBA (Univ of Rochester)

TDB confirms that it:

•	has no conflict of interest that could affect its ability to provide an unbiased report; and

•

has no direct or indirect pecuniary or other interest in the proposed transaction considered in this report, including any success or contingency fee or remuneration, other than to receive the cash fee for providing this report.

TDB has had no part in the formulation of the proposed buyback or any undertaking in relation to this transaction. TDB’s only role has been in the preparation of this report.

This places TDB in a position to act as an independent advisor and prepare an independent report as required under Rule 22 of the Takeovers Code.

It is not intended that this report should be used or relied upon for any purpose other than as an expression of TDB’s opinion on the proposed buyback. TDB expressly disclaims any liability to any ENDACE shareholder that relies or purports to rely on the report for any other purpose and to any other party that relies or purports to rely on the report for any purpose.

This report has been prepared by TDB with care and diligence and the statements and opinions given by TDB in this report are given in good faith and in the belief on reasonable grounds that such statements and opinions are correct and not misleading. However, no responsibility is accepted by TDB or any of its officers or employees for errors or omissions however arising (including as a result of negligence) in the preparation of this report, provided that this shall not absolve TDB from liability arising from an opinion expressed recklessly or in bad faith.

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Appendix One: Time value of options by tranche

The graph below shows the time value of the share options expressed as total pounds, by tranche:

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